Exhibit 10.19

CONFIDENTIAL

CONFIDENTIAL TREATMENT REQUESTED UNDER RULE 406 UNDER THE SECURITIES ACT OF 1933,

AS AMENDED. […***…] INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A

CONFIDENTIAL TREATMENT REQUEST FILED SEPARATELY WITH THE COMMISSION. THE OMITTED

MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

LICENSING AND COLLABORATION AGREEMENT

THIS LICENSING AND COLLABORATION AGREEMENT (the “Agreement”), effective as of October 22, 2014 (the “Effective Date”), by and between ELI LILLY AND COMPANY, a corporation organized and existing under the laws of Indiana, with its principal business office located at Lilly Corporate Center, Indianapolis, Indiana 46285, U.S.A. (“Lilly”) and ZYMEWORKS INC., a corporation organized and existing under the laws of Canada, and extraprovincially in British Columbia, having an address at 540-1385 West 8th Avenue, Vancouver, BC, Canada V6H 3V9 (“Zymeworks”). Zymeworks and Lilly are each referred to individually as a “Party” and together as the “Parties”.

BACKGROUND

A. Zymeworks controls proprietary (i) Fc/Fab heterodimerization and heavy-light chain pairing platform and (ii) engineered heterodimeric albumin, each of which were developed using Zymeworks’ proprietary molecular simulation software suite, known as ZymeCAD™.

B. Lilly controls certain proprietary technology that includes, among other things, technology related to antibodies, including technology related to the Lilly Sequences, and the Lilly Target Pairs.

C. Lilly and Zymeworks desire to enter into this Agreement under which Zymeworks will utilize such platform to generate and develop certain Antibodies (as defined below) based on antibody nucleic acid or amino acid sequences provided by Lilly and Zymeworks.

D. Lilly desires to obtain certain licenses under certain intellectual property controlled by Zymeworks to develop certain products incorporating such Antibodies, and Zymeworks is willing to grant such rights, all on the terms and conditions as set forth below.

E. Concurrently with the execution of this Agreement, Lilly desires to purchase certain equity securities of Zymeworks to provide funding to Zymeworks.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein below, the sufficiency of which is acknowledged by both Parties, the Parties agree as follows:

1. DEFINITIONS AND INTERPRETATIONS

Whenever used in this Agreement with an initial capital letter, the terms defined in this Article 1 and elsewhere in this Agreement, whether used in the singular or plural, shall have the meanings specified.

Confidential

CONFIDENTIAL

1.1 “Acquiring Entity” means a Third Party that merges or consolidates with or acquires a Party, or to which a Party transfers all or substantially all of its assets to which this Agreement pertains (such transaction, an “Acquisition Transaction”).

1.2 “Act” means, as applicable, the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§ 301 et seq., or the Public Health Service Act, 42 U.S.C. §§ 262 et seq., as such may be amended from time to time.

1.3 “Affiliate” means with respect to a Person, any Person controlling, controlled by or under common control with such Party, for so long as such control exists. For purposes of this Section 1.3 only, “control” means (i) direct or indirect ownership of fifty percent (50%) or more of the stock or shares having the right to vote for the election of directors of such corporate entity or (ii) the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

1.4 “Annual Net Sales” means, with respect to a particular Product and Calendar Year, all Net Sales of such Product throughout the Territory during such Calendar Year.

1.5 “Antibody” means any and all antibodies or antibody analogues, including Fc or Fab components thereof, derived and generated from the Lilly Sequences or Approved Zymeworks Sequences through the application of the Zymeworks Platform pursuant to the Research Program. For clarity, the Antibodies shall be Multi-Specific Antibodies Directed To a Lilly Target Pair.

1.6 “Applicable Laws” means all federal, state, local, national and supra-national laws, statutes, rules and regulations, including any rules, regulations, guidelines or requirements of Regulatory Authorities, national securities exchanges or securities listing organizations that may be in effect from time to time during the Term and applicable to a particular activity hereunder.

1.7 “Approved CRO” means any contract research organization listed on Exhibit 1.7 and any other contract research organization selected by Zymeworks and approved by Lilly, such approval not to be unreasonably withheld, provided, however, that Zymeworks shall remain responsible for such performance of its CROs and shall cause such CROs to comply with the provisions of this Agreement in connection with such performance, including the provisions regarding confidentiality and non-use.

1.8 “Audited Party” means the Party that is the subject of an audit by the other Party under Section 6.4.2.

1.9 “Auditing Party” means the Party that is conducting an audit of the other Party under Section 6.4.2.

1.10 “Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks in New York, New York, U.S.A are authorized or required by Applicable Law to remain closed.

Confidential

CONFIDENTIAL

1.11 “Calendar Quarter” means any respective period of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31 of any Calendar Year.

1.12 “Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31.

1.13 “Change of Control” means with respect to Zymeworks, (a) the sale or disposition to a Third Party of all or substantially all of the assets of Zymeworks to which the subject matter of this Agreement relates; or (b) (i) the acquisition by a Third Party (acting alone or in concert with one or more other Persons) of more than fifty percent (50%) of the issued voting shares of Zymeworks, (ii) the acquisition, merger or consolidation of Zymeworks with or into a Third Party, or (iii) the sale or disposition to a Third Party of all or substantially all of the assets of Zymeworks. A Change of Control will not include an acquisition or a merger or consolidation of Zymeworks in which the holders of the voting shares of Zymeworks immediately prior to such acquisition, merger or consolidation will beneficially own, directly or indirectly, and at least fifty percent (50%) of the voting shares of the acquiring Third Party or the surviving entity in such acquisition, merger or consolidation, as the case may be, immediately after such acquisition, merger or consolidation, and in the same relative proportion among such holders as immediately prior to such acquisition, merger or consolidation.

1.14 “Clinical Trial” means a Phase I Clinical Trial, Phase II Clinical Trial or Phase III Clinical Trial, or any post-approval human clinical trial, as applicable.

1.15 “Combination Product” means a Product that incorporates at least one clinically active component having independent biological or chemical activity in the Field when present alone (“Other Active Component”) in addition to the Antibody(ies) incorporated in the Product and where the Antibody(ies) and Other Active Component(s) are sold as a single formulation for a single price. All references to “Product” in this Agreement shall be deemed to include Combination Products.

1.16 “Commercially Reasonable Efforts” means, with respect to particular objectives or tasks of a Party, that level of efforts and resources required to carry out a particular task or obligation in an active and sustained manner, consistent with the general practice followed by such Party in the exercise of its reasonable business discretion relating to other pharmaceutical products owned by it, or to which it has exclusive rights, which are of similar market potential at a similar stage in their development or product life, taking into account issues of patent coverage, safety and efficacy, product profile, the competitiveness of products in development and in the marketplace, supply chain management considerations, the proprietary position of the compound or product, the regulatory structure involved, the profitability of the applicable products (including, without limitation, pricing and reimbursement status achieved), and other relevant factors, including without limitation, technical, legal, scientific and/or medical factors.

Confidential

CONFIDENTIAL

1.17 “Compliance” shall mean the adherence by the Parties in all material respects to all Applicable Laws and Party Specific Regulations, in each case with respect to the activities to be conducted under this Agreement.

1.18 “Confidential Information” means all Know-How, which is generated by or on behalf of a Party under this Agreement or which one Party or any of its Affiliates or contractors has provided or otherwise made available to the other Party whether made available orally, in writing, or in electronic form, including such Know-How comprising or relating to concepts, discoveries, Inventions, data, designs or formulae arising from this Agreement. This Agreement and its Exhibits and amendments constitute Confidential Information of both of the Parties.

1.19 “Control” or “Controlled” means, with respect to any material, Know-How, or intellectual property right (including Patent Rights), that a Party (a) owns or (b) has a license to such material, Know-How, or intellectual property right and, in each case, has the power to grant to the other Party access, a license, or a sublicense (as applicable) to the same on the terms and conditions set forth in this Agreement without violating any obligations of the granting Party to a Third Party or subjecting the granting Party to any additional fee or charge. Notwithstanding anything to the contrary in this Agreement, the following shall not be deemed to be Controlled by a Party: (i) any materials, Know-How or intellectual property right owned or licensed by any Acquiring Entity of such Party immediately prior to the effective date of the merger, consolidation or transfer making such Third Party an Acquiring Entity of such Party, and (ii) any materials, Know-How or intellectual property right that any Acquiring Entity of a Party subsequently develops without accessing or practicing the Zymeworks Platform or any Zymeworks Intellectual Property.

1.20 “Covered” or “Cover” means, with respect to a Product in a particular country, that the manufacture, use, sale or importation of such Product in such country would, but for the licenses granted herein, infringe a Valid Patent Claim.

1.21 “Critical Success Criteria Point” or “CSCP” the point at which an Antibody has successfully completed Gate 5 of a Research Plan.

1.22 “Directed To” means, with regard to an antibody or product, that such antibody or product (a) binds directly to a Target(s), and (b) exerts its primary diagnostic, prophylactic or therapeutic activity as a result of such binding or modifies the profile (e.g., PK, tissue penetration and distribution) of the antibody as a result of such binding, as determined based on reasonable experimental data or generally accepted scientific literature, in either case available at the time of completion of preclinical development of such antibody or product. When required grammatically, the defined term “Directed To” may be separated and shall have the same meaning set forth above; e.g., when discussing Targets To which an antibody is Directed.

1.23 “FDA” means the United States Food and Drug Administration and any successor thereto.

1.24 “Field” means any and all uses and purposes, including, without limitation, diagnostic, prophylactic, and therapeutic uses, in humans and animal.

Confidential

CONFIDENTIAL

1.25 “First Commercial Sale” means, with respect to a Product in any country in the Territory, the first sale, transfer or disposition for value or for end use or consumption of such Product in such country after Marketing Authorization has been received in such country; provided, that any sale, transfer or disposition (i) to a Related Party will not constitute a First Commercial Sale unless the Related Party is the last Person in the distribution chain of the Product, (ii) of samples with respect to a Product will not constitute a First Commercial Sale, and (iii) for use in a Clinical Trial or for compassionate use in which such Product is sold at or below the cost of goods therefor will not constitute a First Commercial Sale. For clarity, with respect to the Key European Countries only, in the event Lilly receives Marketing Authorization for the first Key European Country but the pricing in such first country is not reasonably acceptable to Lilly for it to commercially launch with national reimbursement for such Product (even if Lilly merely makes such Product available in pharmacies without national reimbursement) then a “First Commercial Sale” shall not be deemed to occur with respect to such country unless and until the earlier of either: (i) Lilly receiving pricing in such country that is reasonably acceptable to Lilly for it to commercially launch such Product with national reimbursement in such country; or (ii) the first sale, transfer or disposition for value or for end use or consumption of a Product occurs in any subsequent Major Market country after Marketing Authorization has been received in such country (subject to the exceptions set forth in (i) – (iii) above), including in any Key European Country other than the Key European Country that triggered the analysis as described in this sentence.

1.26 “FTE Rate” means the annual compensation rate for an FTE, which shall be $[…***…] (USD) as of the Effective Date, beginning with Calendar Year 2014. The FTE Rate shall be subject to an annual adjustment equal to the change in the consumer price index for such Calendar Year as reported by United States Bureau of Labor Statistics.

1.27 “Full Time Equivalent” or “FTE” means the equivalent of a full-time Project Manager’s, or scientific or technical employee’s work time over an accounting period (including normal vacations, sick days and holidays) based on […***…] ([…***…]) hours per year. The portion of an FTE year devoted by a scientist or Project Managers, as applicable, to activities under the Research Program shall be determined by dividing (a) the number of hours during any accounting period devoted by such individual to such activities by (b) the product of eight (8) hours * the number of Business Days during such accounting period. For clarity, in no event shall any individual Zymeworks employee be considered more than a single FTE for any accounting period.

1.28 “Generic Competition” shall be deemed to exist with respect to a Product in a country in the Territory only if a Generic Product(s) represent a total unit volume of at least […***…] percent ([…***…]%) of the combined unit volume of the Product and such Generic Product(s) for all indications, in the aggregate, in such country for the one (1) preceding calendar quarters, determined by the number of prescriptions given for such Product and such Generic Product(s), in the aggregate, during such one (1) preceding calendar quarters (as measured by IMS Health Incorporated, Fairfield, Connecticut (or any of its affiliates) (“IMS”) or similar independent source if IMS is unavailable).

1.29 “Generic Product” means a Product (regardless of whether such product dosage or formulation differs from Lilly’s Product) that is commercialized by a Third Party that: (A) is

Confidential

CONFIDENTIAL

approved for sale under Section 505(j) of the Act (or a successor or foreign equivalent Applicable Law) in reliance on the prior approval of a Product obtained or held by Lilly or its Affiliate or sublicensee or is biosimilar to such a Product; and (B) is legally marketed in the applicable country in the Territory by an entity other than, and which is not authorized to do so by, Lilly, its Affiliates or its sublicensees.

1.30 “Good Clinical Practices” or “GCP” means all applicable Good Clinical Practice standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of Clinical Trials, including, as applicable, (a) as set forth in the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use (“ICH”) Harmonised Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95) and any other guidelines for good clinical practice for trials on medicinal products in the Territory, (b) the Declaration of Helsinki (2004) as last amended at the 52nd World Medical Association in October 2000 and any further amendments or clarifications thereto, (c) U.S. Code of Federal Regulations Title 21, Parts 50 (Protection of Human Subjects), 56 (Institutional Review Boards) and 312 (Investigational New Drug Application), as may be amended from time to time, and (d) the equivalent Applicable Laws in any relevant country, each as may be amended and applicable from time to time and in each case, that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and protect the rights, integrity, and confidentiality of trial subjects.

1.31 “Good Laboratory Practices” or “GLP” means all applicable Good Laboratory Practice standards, including, as applicable, (a) as set forth in the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58, and (b) the equivalent Applicable Laws in any relevant country, each as may be amended and applicable from time to time.

1.32 “Good Research Practices” or “GRP” means all applicable Good Research Practices including, as applicable, (a) the research quality standards defining how Lilly’s research laboratories conduct good science for non-regulated work as set forth in Exhibit 1.32 of this Agreement, (b) the BARQA Guidelines for Quality in Non-regulated Scientific Research, (c) the WHO Quality Practices in Basic Biomedical Research Guidelines or, (d) the equivalent Applicable Laws if any, in any relevant country, each as may be amended and applicable from time to time.

1.33 “Governmental Authority” means any court, commission, authority, department, ministry, official or other instrumentality of, or being vested with public authority under any law of, any country, state or local authority or any political subdivision thereof, or any association of countries.

1.34 “Internal Compliance Codes” means a Party’s internal policies and procedures intended to ensure that a Party complies with Applicable Laws, Party Specific Regulations, and such Party’s internal ethical, medical and similar standards.

1.35 “IND” means an investigational new drug application filed with the FDA with respect to a Product, or an equivalent application filed with a Regulatory Authority in a country other than the United States to commence a clinical trial of pharmaceutical product.

Confidential

CONFIDENTIAL

1.36 “Invention” means any Know-How, composition of matter, article of manufacture or other subject matter, whether patentable or not, that is conceived or reduced to practice under and as a result of, and within the scope of, any work performed under the Agreement.

1.37 “Joint Invention” means any Invention conceived or reduced to practice jointly by one or more employees of Lilly or its Affiliate or a Third Party acting on behalf of Lilly or its Affiliate, on the one hand, and one or more employees of Zymeworks or its Affiliate or a Third Party acting on behalf of Zymeworks or its Affiliate, on the other hand.

1.38 “Joint Know-How” means all Know-How comprising a Joint Invention.

1.39 “Joint Patent Rights” means all Patent Rights claiming a Joint Invention.

1.40 “Know-How” means all technical information, know-how, data, inventions, discoveries, trade secrets, specifications, instructions, processes, formulae, methods, protocols, expertise and other technology applicable to formulations, compositions or products or to their manufacture, development, registration, use or marketing or to methods of assaying or testing them, and all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, preclinical and clinical data relevant to any of the foregoing. For clarity, Know-How excludes Patent Rights and materials.

1.41 “Major Market” means […***…]. For purposes of this Agreement the term “[…***…]” means […***…].

1.42 “Marketing Authorization” means all approvals (including, without limitation, any pricing, reimbursement or access approvals) from the relevant Regulatory Authority necessary to initiate marketing and selling a Product in any country.

1.43 “Multi-Specific Antibody” means an antibody or an antibody analogue, generated through the application of the Zymeworks Platform, that contains independent binding sites Directed To […***…].

1.44 “Net Sales” means, with respect to a Product, the gross amount invoiced by Lilly (including a Lilly Affiliate) or any sublicensee thereof to unrelated Third Parties, excluding any sublicensee, for the Product in the Territory, less:

a) […***…];

b) […***…];

c) […***…];

d) […***…];

e) […***…];

f) […***…];

Confidential

CONFIDENTIAL

g) […***…]; and

h) […***…] which are in accordance with U. S. Generally Accepted Accounting Principles (U.S. GAAP).

Such amounts shall be determined from the books and records of Lilly or sublicensee, maintained in accordance with U.S. GAAP or, in the case of sublicensees, such similar accounting principles, consistently applied. Lilly further agrees in determining such amounts, it will use Lilly’s then current standard procedures and methodology, including Lilly’s then current standard exchange rate methodology for the translation of foreign currency sales into U.S. Dollars or, in the case of sublicensees, such similar methodology, consistently applied.

In the event that the Product is sold as part of a Combination Product (where “Combination Product” means any pharmaceutical product which comprises the Product and other active compound(s) and/or ingredients), the Net Sales of the Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales of the Combination Product (as defined in the standard Net Sales definition) by the fraction, A / (A+B) where A is the weighted average sale price of the Product when sold separately in finished form, and B is the weighted average sale price of the other product(s) sold separately in finished form.

In the event that the weighted average sale price of the Product can be determined but the weighted average sale price of the other product(s) cannot be determined, Net Sales for purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Product by the fraction A / C where A is the weighted average sale price of the Product when sold separately in finished form and C is the weighted average sale price of the Combination Product.

In the event that the weighted average sale price of the other product(s) can be determined but the weighted average sale price of the Product cannot be determined, Net Sales for purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Product by the following formula: one (1) minus (B / C) where B is the weighted average sale price of the other product(s) when sold separately in finished form and C is the weighted average sale price of the Combination Product.

In the event that the weighted average sale price of both the Product and the other product(s) in the Combination Product cannot be determined, the Net Sales of the Product shall be deemed to be equal to the mutually agreed (by the Parties) percentage of the Net Sales of the Combination Product, based on the relative value and/or cost of the Product and other product(s) in such Combination Product provided; however, that in the event the Parties cannot, in spite of good faith efforts, mutually agree to such a percentage, then such percentage shall be equal to fifty percent (50%) of the Net Sales of the Combination Product.

The weighted average sale price for a Product, other product(s), or Combination Product shall be calculated once each Calendar Year and such price shall be used during all applicable royalty reporting periods for the entire following Calendar Year. When determining the weighted average sale price of a Product, other product(s), or Combination Product, the weighted average sale price shall be calculated by dividing the sales dollars (translated into U.S. dollars) by the units

Confidential

CONFIDENTIAL

of active ingredient sold during the twelve (12) months (or the number of months sold in a partial calendar year) of the preceding Calendar Year for the respective Product, other product(s), or Combination Product. In the initial Calendar Year, a forecasted weighted average sale price will be used for the Product, other product(s), or Combination Product. Any over or under payment due to a difference between forecasted and actual weighted average sale prices will be paid or credited in the first royalty payment of the following Calendar Year.

1.45 “Party Specific Regulations” means all judgments, decrees, orders or similar decisions issued by any Governmental Authority specific to a Party, and all consent decrees, corporate integrity agreements, or other agreements or undertakings of any kind by a Party with any Governmental Authority, in each case as the same may be in effect from time to time and applicable to a Party’s activities contemplated by this Agreement

1.46 “Patent Rights” means the rights and interests in and to issued patents and pending patent applications (which, for purposes of this Agreement, include certificates of invention, applications for certificates of invention and priority rights) in any country or region, including all provisional applications, substitutions, continuations, continuations-in-part, continued prosecution applications including requests for continued examination, divisional applications and renewals, and all letters patent or certificates of invention granted thereon, and all reissues, reexaminations, extensions (including, without limitation, pediatric exclusivity patent extensions), term restorations, renewals, substitutions, confirmations, registrations, revalidations, revisions and additions of or to any of the foregoing, in each case, in any country.

1.47 “[…***…]” means […***…].

1.48 “Person” means any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

1.49 “Phase I Clinical Trial” means a study in humans which provides for the first introduction into humans of a product, conducted in normal volunteers or patients to generate information on product safety, tolerability, pharmacological activity or pharmacokinetics, or otherwise consistent with the requirements of U.S. 21 C.F.R. §312.21(a) or its foreign equivalents.

1.50 “Phase II Clinical Trial” means a study in humans of the safety, dose ranging and efficacy of a product, which is prospectively designed to generate sufficient data (if successful) to commence a Phase III Clinical Trial or to file for accelerated approval, or otherwise consistent with the requirements of U.S. 21 C.F.R. §312.21(b) or its foreign equivalents.

1.51 “Phase III Clinical Trial” means a controlled study in humans of the efficacy and safety of a product, which is prospectively designed to demonstrate statistically whether such product is effective and safe for use in a particular indication in a manner sufficient to file for Marketing Authorization, or otherwise consistent with the requirements of U.S. 21 C.F.R. §312.21(c) or its foreign equivalents.

1.52 “Product” means a pharmaceutical preparation in any form containing one or more Antibody(ies). For clarity, a Product includes any formulation, delivery device, or dispensing device required for effective use of the Product (collectively the “Product Delivery Mechanism”) provided, however, notwithstanding anything to the contrary herein, the Parties

Confidential

CONFIDENTIAL

agree that any Patent Rights that claim solely the Product Delivery Mechanism and no other component or aspect of the Product shall be deemed to not Cover the Product for purpose of determining the Royalty Term as set forth in Section 5.5.2 of this Agreement. “Project Manager” means a project management employee of Zymeworks who is a senior manager or a manager with a post-graduate degree.

1.53 “Regulatory Authority” means the FDA or any counterpart of the FDA outside the United States, or other national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity with authority over the distribution, importation, exportation, manufacture, production, use, storage, transport, clinical testing or sale of a pharmaceutical product (including a Product), which may include the authority to grant the required reimbursement and pricing approvals for such sale.

1.54 “Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any applicable Regulatory Authority, other than an issued and unexpired Patent Right, including any new chemical entity exclusivity, pediatric exclusivity or orphan drug exclusivity.

1.55 “Related Party” means each Party, its Affiliates, and their respective licensees or sublicensees hereunder (which term excludes any Third Parties to the extent functioning as distributors), as applicable. In no event shall Zymeworks be a Related Party with respect to Lilly or Lilly be a Related Party with respect to Zymeworks.

1.56 “Research Program Patent Rights” means any and all Patent Rights claiming an Invention arising from the Research Program that are Controlled by either Party or their respective Affiliates.

1.57 “Target” means any clinically relevant […***…] (or portion thereof).

1.58 “Territory” means worldwide including, without limitation, all of the countries, possessions and territories in the world.

1.59 “Third Party” means any Person other than Lilly or Zymeworks or an Affiliate of Lilly or Zymeworks.

1.60 “United States” or “US” means the United States of America and its territories and possessions.

1.61 “USD” and “$” means United States dollars.

1.62 “Valid Patent Claim” means any claim of (a) an issued and unexpired patent or (b) a pending patent application, in each case included within the Zymeworks Patent Rights or the Research Program Patent Rights which has not been abandoned, revoked or held unenforceable, invalid or unpatentable by a court or other government body of competent jurisdiction with no further possibility of appeal and which claim has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise.

Confidential

CONFIDENTIAL

1.63 “Zymeworks Internal Program” means a bona fide internal research, development or commercialization program undertaken by Zymeworks with respect to a proposed Target Pair, with respect to which, as of the date of Target Pair Selection Notice (the “Receipt Date”), a Zymeworks internal product candidate Directed To such proposed Target Pair has been generated and that (a) as of or prior to the Receipt Date, Zymeworks or an Affiliate of Zymeworks […***…] of such Zymeworks internal product candidate or (b) as of the Receipt Date, Zymeworks […***…] involving such internal product candidate under such Zymeworks Internal Program in a sustained manner consistent with Zymeworks’ other internal programs at similar stages of research and development.

1.64 “Zymeworks Intellectual Property” means the Zymeworks Patent Rights and the Zymeworks Know-How.

1.65 “Zymeworks Know-How” means all Know-How, which: (a) is Controlled by Zymeworks as of the Effective Date and during the Term of the Agreement, (b) is not generally known, and (c) is reasonably necessary or useful to Lilly in: (i) carrying out the activities assigned to it under the Research Program or (ii) developing, manufacturing or commercializing Products (including developing and manufacturing of any Antibody for inclusion in such Products).

1.66 “Zymeworks Patent Rights” means any and all Patent Rights that are Controlled by Zymeworks or its Affiliates (including without limitation Patent Rights Controlled by Zymeworks claiming Zymeworks Inventions) as of the Effective Date and during the Term of the Agreement, which (a) are necessary or reasonably useful for the use or exploitation of the Zymeworks Platform for carrying out the Research Program or (b) claim the manufacture, use, sale or importation of any Antibody (including, the make, use, offer to sell, sell, and import Antibodies).

1.67 “Zymeworks Platform” means Zymeworks’ proprietary antibody engineering tools and capabilities and the amino acid mutations and modifications used to generate 1) antibodies consisting of […***…] and/or […***…], and 2) […***…]. This platform was developed using the Company’s proprietary molecular simulation software suite, known as ZymeCAD™.

1.68 Additional Definitions. In addition, each of the following definitions shall have the respective meanings set forth in the section of this Agreement indicated below.

Definition	Section/Exhibit
Accounting Firm	6.4.2(a)
Additional Antibody Research	4.6
Additional Investment Amount	5.1(b)
Agreement	Preamble
Agreement Payments	6.3
Approved Zymeworks Sequences	3.1.5
Authorized Expenses	4.6
Available Development Funds	5.1(b)
Challenge Countries	10.3
Claims	13.1
Code	11.4

Confidential

CONFIDENTIAL

Definition	Section/Exhibit
Collaboration Exclusivity Period	3.5.2
Commercialization Milestone Event	5.5
Commercialization Milestone Payment	5.5
Confidentiality Agreement	15.13
Controlling Party	7.3.4
Current Assets	5.1(b)
Current Liabilities	5.1(b)
Development Funds	5.1(b)
Development Milestone Event	5.4
Development Milestone Payment	5.4
Dispute	15.5.1
Effective Date	Preamble
Excluded Claim	15.5.5
Expenses	5.2
Expenses and Payments	6.4.2
FTE Costs	5.2.1
Gatekeeping Default	3.1.2(b)
Indemnified Party	13.3.1
Indemnifying Party	13.3.1
Infringement	7.3.1
Intitial Development Funds	5.1(a)
Initial Investment	5.1(a)
Initial License Fee	5.3
JSC	4.3
Law Firm	3.1.2(e)
License	2.1.2
Lilly Challenged Zymeworks Patent Rights	10.3
Lilly Indemnified Party	13.1
Lilly RP Termination Decision	10.2.1
Lilly Sequences	3.1.5
Lilly Target Pair	3.1.2(a)
Losses	13.1
Minimum Working Capital Amount	5.1(b)
Notice of Dispute	15.5.1
Outstanding Program	5.1(b)
Party	Preamble
Parties	Preamble
[... ***...]	3.1.2
Project Leader	4.1
prosecution	7.2.1
Qualifying Exchange	5.1(b)
Research Plan	3.1.4
Research Program	3.1.1
Research Program Term	3.1.3

Confidential

CONFIDENTIAL

Definition	Section/Exhibit
Research Program Work Product	3.1.7(b)
Royalty	5.6.1
Royalty Term	5.6.2
RP Default	10.4
Shortfall Investment Amount	5.1(b)
Shortfall Investment Price	5.1(b)
Subscription Agreement	5.1(a)
Target Pair	3.1.2
Target Pair Selection Notice	3.1.2
Target Pair Unavailable Notice	3.1.2(b)(i)
Taxes	6.3
Term	10.1
Terminated Target Pairs	11.1.2
Third Party Expenses	5.2.2
Unavailable Target Pair	3.1.2(b)
Unrestricted Working Capital	5.1(b)
Zymeworks	Preamble
Zymeworks Indemnified Party	13.2
Zymeworks Sequences	3.1.5

1.69 Interpretation. The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless specified to the contrary, references to Articles, Sections or Exhibits mean the particular Articles, Sections or Exhibits to this Agreement and references to this Agreement include all Exhibits hereto. In the event of any conflict between the main body of this Agreement and any Exhibit hereto, the main body of this Agreement shall prevail. Unless context otherwise clearly requires, whenever used in this Agreement: (a) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation;” (b) the word “day” or “year” means a calendar day or year unless otherwise specified; (c) the word “notice” shall mean notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (d) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement as a whole and not merely to the particular provision in which such words appear; (e) the words “shall” and “will” have interchangeable meanings for purposes of this Agreement; (f) provisions that require that a Party, the Parties or a committee hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise; (g) words of any gender include the other gender; (h) words using the singular or plural number also include the plural or singular number, respectively; (i) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement law, rule or regulation thereof; and (j) neither Party shall be deemed to be acting on behalf of the other Party.

Confidential

CONFIDENTIAL

2. GRANT OF LICENSES

2.1 Licenses to Lilly. Subject to the terms and conditions of this Agreement,

2.1.1 Conduct of the Research Program. Zymeworks hereby grants to Lilly a license, including the right to sublicense to Affiliates of Lilly and Third Parties undertaking activities hereunder on Lilly’s behalf, under the Zymeworks Intellectual Property (including Zymeworks’ interest in Joint Inventions) solely for Lilly to perform those activities assigned to Lilly under the Research Program.

2.1.2 For Products. With respect to each Lilly Target Pair, Zymeworks hereby grants to Lilly an exclusive license under the Zymeworks Intellectual Property (including Zymeworks’ interest in Joint Inventions) to (a) make, use and import Antibodies Directed To such Lilly Target Pair for incorporation into Products and (b) make, use, offer to sell, sell, and import Products that incorporate such Antibodies in the Field in the Territory as of the Effective Date and during the Term of the Agreement (the “License”). Notwithstanding anything to contrary in this Agreement, during the Term of this Agreement, Zymeworks agrees that it shall neither: (i) make, use, offer to sell, sell, and import Products and/or Antibodies in the Field in the Territory; nor (ii) grant any rights to Zymeworks Intellectual Property to any Affiliate, sublicensee or other Third Parties to make, use, offer to sell, sell, and import Products and/or Antibodies in the Field in the Territory.

2.1.3 Modifications. The foregoing license shall include the right to modify the Antibodies; provided that such modifications shall in no event modify the amino acid mutations included in the Antibodies if such modification would infringe upon a Valid Claim of a Zymeworks Patent Right that claims subject matter that was not generated or conceived under the Research Program. Conversely, however, this license shall include the right to modify the Antibodies (and amino acid mutations included in the Antibodies) using Zymeworks Know-How and Zymeworks Patent Rights that were generated or conceived under the Research Program provided that such use would not infringe a Valid Claim of a Zymeworks Patent Right that claims subject matter that was not generated or conceived under the Research Program.

2.1.4 Sublicenses. The license granted to Lilly in Section 2.1.2 includes the right to grant sublicenses through multiple tiers, provided that each sublicense granted by Lilly shall be consistent with the terms and conditions of this Agreement. Lilly shall, upon Zymeworks’ written request to Lilly, provide Zymeworks with prompt notice of any such sublicenses that it grants. Lilly shall be and remain responsible to Zymeworks for the performance of each sublicensee under such sublicense.

2.2 License to Zymeworks. During the Research Program Term and subject to the terms and conditions of this Agreement, Lilly hereby grants Zymeworks a non-exclusive license to make, use and otherwise exploit subject matter within the Know-How and Patents Controlled by Lilly or its Affiliates (including Lilly’s interest in Joint Inventions) solely for Zymeworks to perform those activities assigned to it under the Research Program or otherwise cooperate with Lilly hereunder. The license granted under this Section 2.2 shall not include the right to sublicense; provided, however, that the use by Zymeworks of contractors shall not be construed as a sublicense.

Confidential

CONFIDENTIAL

2.3 No Implied Licenses. Except as expressly set forth in this Agreement, neither Party, by virtue of this Agreement, shall acquire any license or other interest, by implication or otherwise, in any materials, Know-How, Patent Rights or other intellectual property rights Controlled by the other Party or its Affiliates. For clarity, except for rights necessary for Zymeworks to carry out its responsibilities under the Research Program as contemplated hereunder or as otherwise specifically granted herein, Lilly is not granting Zymeworks any rights, implicitly, explicitly or otherwise to use the Lilly Target Pair or Lilly Sequences for any purpose. Subject to the licenses explicitly granted to Lilly hereunder and the other terms and conditions of this Agreement, Zymeworks will retain all rights under the Zymeworks Intellectual Property. Without limiting the foregoing and notwithstanding anything herein to the contrary (except as provided in this Section 2.3 or Section 8.4 below), the licenses granted to Lilly in this Agreement do not include the right to utilize or otherwise exploit the Zymeworks Platform to independently develop or modify Antibodies or to modify or improve the Zymeworks Platform. Furthermore, notwithstanding anything to the contrary in this Agreement, by entering into this Agreement, neither Party is (except as set forth below) forfeiting any rights that it may have including, without limitation, its rights to perform research activities in compliance with 35 U.S.C. § 271(e)(1) or any experimental or research use exemption that may apply in any country, provided, however, that Zymeworks will not exercise such rights to perform activities that would violate the exclusive rights granted to Lilly pursuant to Sections 2.1.2 or 3.5 hereof.

3. RESEARCH PROGRAM AND DEVELOPMENT AND

COMMERCIALIZATION OF PRODUCTS

3.1 Research Program.

3.1.1 General. Lilly and Zymeworks shall, with respect to each Lilly Target Pair, conduct a program to generate and optimize Antibodies Directed To such Lilly Target Pair on a collaborative basis and in accordance with the Research Plan (each such program, a “Research Program”). Each Research Program shall be coordinated by the Parties through the JSC.

3.1.2 Target Pair Selection. Lilly will be responsible for identifying its desired Targets for each Antibody’s domain pair (each pair of Targets are referred to herein as a “Target Pair”), including the […***…] (“[…***…]”). Within […***…] of the Effective Date (the “Selection Period”), Lilly shall notify Zymeworks of its selection of the second and third Target Pair; provided that in any event Lilly’s right to select additional Target Pairs, and the Selection Period, shall terminate once […***…], if they have not previously expired. Each such notification shall be referred to herein as a “Target Pair Selection Notice.” For clarity, if Lilly fails to notify Zymeworks of its selection of the first Target Pair within […***…] of the Effective Date (subject to extension pursuant to clause (ii) of Section 3.1.2(d)), it shall have no further right to select such Target Pair, but shall retain its right to select the second and third Target Pairs.

(a) Target Pair Gatekeeping. Each designated Target Pair shall be subject to gatekeeping pursuant to Section 3.1.2(b) below, and if a designated Target Pair is not an Unavailable Target Pair in accordance with such gatekeeping, it shall become a “Lilly Target Pair.”

Confidential

CONFIDENTIAL

(b) Unavailable Target Pair. Subject to Section 3.1.2.(c), a designated Target Pair shall only be an “Unavailable Target Pair” if at the time that Lilly provides the respective Target Pair Selection Notice:

(i) Zymeworks is subject to any of the following circumstances with respect to such Target Pair or products that are Directed To such Target Pair:

(1) Zymeworks is […***…];

(2) Zymeworks is […***…]; or

(3) Zymeworks is […***…].

Zymeworks shall notify Lilly of such circumstances (a “Target Pair Unavailable Notice”) as soon as practicable, and in any event […***…]of the date of the respective Target Pair Selection Notice. In the event Zymeworks, with respect to any designated Target Pair, fails to notify Lilly of such circumstances within such […***…] period, such Target Pair shall automatically be deemed a Lilly Target Pair.

In the event Zymeworks fails to correctly determine that a proposed Target Pair is an Unavailable Target Pair and does not notify Lilly of the same […***…] of the date of the Target Pair Unavailable Notice (a “Gatekeeping Breach”), then, upon Lilly’s written request provided […***…] of Lilly’s becoming aware of such failure, either as a result of notice from Zymeworks during the Selection Period or pursuant to an audit pursuant to Section 3.1.2(e) below, (i) such Unavailable Target Pair shall […***…], (ii) at Lilly’s sole discretion and request, […***…] (with respect to such Lilly Target Pair) covering Antibodies Directed To such Lilly Target Pair and (iii) the terms of this Agreement shall […***…], as applicable, in accordance with Section 3.1.2(d), the […***…]solely to […***…] as set forth in Section […***…]; provided that the […***…] shall be available […***…]). The occurrence of a Gatekeeping Breach anytime following the first Gatekeeping Breach shall be deemed an incurable material breach of this Agreement (a “Gatekeeping Default”) for which Lilly may terminate this Agreement pursuant to Section 10.4.

(c) Gatekeeping with Respect to […***…] and […***…]. Notwithstanding anything to the contrary herein, any Target Pair where […***…] shall be subject to the gatekeeping provisions set forth in Section 3.1.2(b) solely with respect to the […***…], and such Target Pair shall only be an Unavailable Target Pair under the sole circumstances where such […***…] was subject to the circumstances set forth in Sections 3.1.2(b)(i)(1), 3.1.2(b)(i)(2) or 3.1.2(b)(i)(3) above prior to the Effective Date. For purposes of clarity, the […***…] of any Target Pair (as opposed to the […***…] of Section 3.1.2(b) of this Agreement.

(d) Replacement Target Pairs. If any Target Pair designated by Lilly is an Unavailable Target Pair, (i) Lilly shall propose a replacement Target Pair […***…] of the date of the Target Pair Unavailable Notice and (ii) the Selection Period shall be extended by […***…]; provided that in the event such Unavailable Target Pair was a Target Pair proposed by Lilly as the first Target Pair, then the […***…] period during which Lilly may select the first Target Pair (and not the Selection Period except in the case that one of the Target Pairs designated by Lilly to be the second or third Lilly Target Pair was also an Unavailable Target Pair, in which case the Selection Period shall also be extended by such […***…] period) shall be extended by […***…]. For clarity,

Confidential

CONFIDENTIAL

each of the initial […***…] period and the Selection Period may be extended pursuant to this Section 3.1.2(d) each time a Target Pair designated by Lilly is an Unavailable Target Pair. All Lilly Target Pairs shall be selected prior to the expiration of the Selection Period (as extended, per the terms set forth above), and Lilly shall have no further rights to designate Target Pairs as potential Lilly Target Pairs after the expiration of the Selection Period (as extended, per the terms set forth above).

(e) Audit. During Research Term and for […***…] Lilly shall have the right to appoint at its expense an independent law firm of nationally recognized standing (the “Law Firm”) reasonably acceptable to Zymeworks to inspect or audit the relevant records of Zymeworks to verify that Zymeworks correctly determined that a proposed Target Pair was an Unavailable Target Pair. Zymeworks shall make its records available for inspection or audit by the Law Firm during regular business hours at such place or places where such records are customarily kept, upon reasonable notice from Lilly, solely for such purposes. Such inspection or audit right shall not be exercised by Lilly more than once in any Calendar Year. All records made available for inspection or audit shall be deemed to be Confidential Information of Zymeworks, and Zymeworks may require the Law Firm to sign a confidentiality agreement prior to conducting an audit pursuant to this Section 3.1.2(e). The Law Firm shall disclose to Lilly only whether Zymeworks correctly determined that a proposed Target Pair was an Unavailable Target Pair and under which specific provision of Section 3.1.2(b)(i), (ii) or (iii) such determination was made, and shall provide to Zymeworks a copy of any report provided to Lilly as a result of an inspection or audit performed pursuant to this Section 3.1.2(e). The results of each inspection or audit, if any, shall be binding on both Parties. Lilly shall bear the full cost of such audit unless such audit discloses a failure of Zymeworks to correctly determine that a proposed Target Pair was an Unavailable Target Pair, in which case Zymeworks will bear all reasonable costs and expenses of the audit.

3.1.3 Research Term. The Research Program with respect to a Lilly Target Pair shall commence on the Effective Date and shall conclude upon the earliest of (i) completion of all tasks set forth in the Research Plans, and (ii) termination of such Research Program in accordance with this Agreement (such period, the “Research Program Term”), regardless of whether the Development Funds have been exhausted. Notwithstanding the foregoing, in the event of Additional Antibody Research, the Research Program Term shall terminate when the Development Funds have been exhausted, unless Lilly notifies Zymeworks in writing within thirty (30)- days of the date that Zymeworks notifies Lilly that the Development Funds have been exhausted, that it will reimburse Zymeworks for Expenses incurred in excess of the Development Funds pursuant to Sections 4.6 and 5.2, in which case the Research Program will continue until the completion of any Additional Antibody Research for which Lilly has agreed to reimburse Zymeworks. For purposes of clarity, Zymeworks shall be solely responsible for any costs it may incur in carrying out its obligations under the Research Programs provided, however, that in the event there is any Additional Antibody Research then its financial obligation to carry out the Research Programs shall not exceed the Development Funds except to the extent Lilly agrees to reimburse Zymeworks for Authorized Expenses.

3.1.4 Research Plan. The activities covered by each Research Program shall be set forth in a detailed written research plan established by the JSC (the initial plan for each Research

Confidential

CONFIDENTIAL

Program is attached hereto as Exhibit 3.1.4, which may be amended from time to time by the JSC in accordance with Section 4.6) (collectively, the “Research Plans”).

(a) Without limiting the generality of the foregoing, each Research Plan shall set forth, with respect to the applicable Lilly Target Pair: (i) that Zymeworks will apply the Zymeworks Platform to the Lilly Sequences as described in the Research Plan, (ii) reasonable criteria for determining the Antibodies (and back-up Antibodies, if applicable) selected for research pursuant to the Research Plan, (iii) reasonable criteria for determining whether an Antibody progresses through the different stages of the Research Plan; (iv) all research and development activities, and allocation of responsibilities, reasonably believed to be necessary to advance development of an Antibody to Critical Success Criteria Point, including, without limitation, the initial rounds of […***…] with respect to each Antibody; and (v) reasonable timeline and budget associated with all activities set forth in the Research Plan.

3.1.5 Sequences. With respect to each Lilly Target Pair, Lilly will, unless otherwise set forth in the Research Plan, provide to Zymeworks at least […***…] antibody nucleic acid or amino acid sequences Directed To each Target in such Lilly Target Pair (the “Lilly Sequences”). Each Lilly Sequence shall consist of […***…] sequence or a sequence applicable for other antigen binding domains, such as[…***…], that encodes an antibody […***…] that recognizes and binds to one Target within such Lilly Target Pair. The Lilly Sequences shall be provided to Zymeworks in accordance with the Research Plan for such Lilly Target Pair. To the extent provided in a Research Plan for a Lilly Target Pair, Zymeworks will identify antibody nucleic acids or amino acid sequences Directed To a Target within such Lilly Target Pair (the “Zymeworks Sequences”). Lilly will, within […***…] days of such identification, notify Zymeworks of any Zymeworks Sequences that it approves for use in connection with the respective Lilly Target Pair (“Approved Zymeworks Sequences”).

3.1.6 Conduct of Research Program. Each Party:

(a) shall conduct its responsibilities under the Research Program, as assigned to it under the Research Plan and shall use Commercially Reasonable Efforts to achieve the objectives and timelines within the Research Plan.

(b) conduct the Research Program in compliance with all Applicable Laws and in accordance with GLPs, GCPs and GRPs to the extent applicable.

(c) may utilize the services of its Affiliates and Third Parties to perform those activities assigned to it under the Research Program, provided that Zymeworks shall not use any Third Party other than an Approved CRO of its choice.

3.1.7 Exchange of Know-How and Materials.

(a) To the extent any physical materials need to be delivered to a Party as may be determined by the JSC under this Agreement to enable that Party to perform its obligations under the Research Program the delivering Party shall arrange for prompt delivery of such physical materials in the manner determined by the JSC. The Party receiving such physical materials shall use the same for the sole purpose of conducting activities under the Research Program or otherwise exercising its rights and fulfilling its obligations hereunder and treat all such physical materials as

Confidential

CONFIDENTIAL

Confidential Information of the delivering Party. Unless expressly agreed otherwise, physical materials so supplied by a Party to another Party pursuant to this Agreement shall be “AS IS” without warranty of any kind and shall not be used in any human application.

(b) Zymeworks will only provide to Lilly (1) the Antibodies and the sequences thereof to be provided in accordance with the Research Plan and description of the mechanism to generate such Antibodies (the “Research Program Work Product”) and (2) any additional Zymeworks Know-How that is reasonably required for Lilly to perform its obligations under the Research Program and progress the Products through preclinical development. For clarity (except as specifically provided in this Section 3.1.7(b), Zymeworks shall have no obligation to disclose or transfer to Lilly any Know-How or technology.

(c) Lilly will only provide to Zymeworks (1) the Lilly Sequences and (2) any additional Know-How Controlled by Lilly that is reasonably required for Zymeworks to perform its obligations under the Research Program, in each case (i) and (ii) as specified in the Research Plan. For clarity (except as specifically provided in this Section 3.1.7(c)), Lilly shall have no obligation to disclose or transfer to Zymeworks any Know-How or technology.

3.2 Affiliates, Sublicensees and Contractors. Lilly, in utilizing the services of its Affiliates, sublicensees and contractors under this Agreement, may sublicense its rights under this Agreement in accordance with Section 2.1.4 and share Confidential Information with such Affiliates, sublicensees and contractors in furtherance of the Research Program and in undertaking development and commercialization activities under this Agreement, in each case in accordance with Article 8; provided, however, that Lilly shall remain responsible for such performance of its Affiliates, sublicensees and contractors and shall cause such Affiliates, sublicensees and contractors to comply with the provisions of this Agreement in connection with such performance, including the provisions regarding confidentiality and non-use.

3.3 Records and Reports.

3.3.1 Records. Each Party shall maintain paper and electronic scientific records, for so long as necessary to comply with Applicable Laws or reasonably necessary to support the prosecution, maintenance and enforcement of intellectual property rights (including Patent Rights) in accordance with Article 7 below, regarding its conduct of the Research Program after the applicable activity, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall fully and properly reflect the work done and results achieved by such Party in the performance of the Research Program.

3.3.2 Copies and Inspection of Records. During the period that such records are required to be maintained pursuant to Section 3.3.1, each Party shall have the right, during normal business hours and upon reasonable notice, to inspect and copy all such records referred to in Section 3.3.1, solely for purposes of exercising its rights or fulfilling its obligations under this Agreement. Upon reasonable request, each Party shall provide copies of the records described in Section 3.3.1, at the other Party’s request and expense. Lilly shall have the right to arrange with Zymeworks for its employee(s) or consultant(s) involved in the activities contemplated hereunder to visit the offices and laboratories of Zymeworks and any of its contractors during normal business hours and upon reasonable notice, and to discuss the Research Program work and its

Confidential

CONFIDENTIAL

results in detail with the technical personnel and consultant(s); provided that any such visits shall occur no more frequently than once per Calendar Quarter. Lilly shall have the right, not more than once per Calendar Year during the Research Program Term, to conduct compliance audits per applicable GLPs, GCPs and GRPs to ensure activities performed under a Research Program are being conducted in compliance with such practices as applicable and to ensure the integrity of data generated in connection therewith.    Costs and expenses incurred by Zymeworks in connection with any audits conducted by Lilly pursuant to this Agreement shall be included in Expenses.

3.3.3 Research Reports. As soon as practicable, and in any event within […***…] days, following the last day of each Calendar Quarter, Zymeworks will provide to Lilly: (i) reasonably detailed scientific and operational progress reports with respect to each Research Plan and (ii) reasonably detailed six-month forecasts with respect to Zymeworks’ progress towards achievement of the objectives set forth in each Research Plan.

3.3.4 Expense Reports. Within […***…] days following the last day of each Calendar Quarter, Zymeworks will provide to Lilly an Expense report detailing all FTE Costs and Third Party Expenses incurred during such Calendar Quarter.

3.4 Development and Commercialization by Lilly. Subject to the terms and conditions of this Agreement, Lilly (itself or through its Affiliates or Third Parties) shall have the sole responsibility and exclusive right to further develop, manufacture and commercialize any Products upon the conclusion of the Research Program (including, subject to Section 2.3, the right to develop and manufacture Antibodies for incorporation into Products). With respect to each Lilly Target Pair, until […***…], Lilly shall use Commercially Reasonable Efforts to develop and commercialize such Product. With respect to each Lilly Target Pair, until […***…], Lilly shall provide Zymeworks with written reports summarizing the then current development status of such Product as set forth in this Section 3.4 below.

3.4.1 Development. After the expiration of the Research Program Term with respect to a Lilly Target Pair until the first Product Directed To such Lilly Target Pair achieves a First Commercial Sale in at least one Major Market, with respect to such Product, for so long as Lilly is conducting development activities with respect to such Product, Lilly, upon written request by Zymeworks (such request may not occur more than once in any one calendar year) shall, provide to Zymeworks a high-level written summary describing the status of development activities that it has conducted during the previous six-month period and the activities planned to be conducted during the […***…] period immediately following such written request.

3.4.2 Safety and Regulatory Obligations. Upon first submission of an IND for a Product directed to a Lilly Target Pair, the Parties, upon Lilly’s request, will meet, if necessary, to evaluate safety and regulatory obligations related to the development of such Product.

3.5 Target Exclusivity.

3.5.1 Selection Period Exclusivity. During the Selection Period, Zymeworks will collaborate exclusively with Lilly to generate antibodies Directed To […***…]) such that Zymeworks will not directly or indirectly (i) generate antibodies Directed To […***…] for Third Parties or itself, (ii) enter into any agreements or other arrangements regarding antibodies Directed

Confidential

CONFIDENTIAL

To […***…] or (iii) provide a Third Party with access or rights to antibodies Directed To […***…]. Moreover, during the Selection Period, Zymeworks also agrees that it will […***…] to any other Third Party with respect to the generation, access or rights to antibodies. Notwithstanding the foregoing, this Section 3.5.1 shall not apply to (a) any activities conducted by an Acquiring Entity of Zymeworks or its Affiliates with respect to […***…] or any other assets owned or Controlled by Zymeworks […***…] or (b) such Acquiring Entity and its Affiliate’s right to […***…] with respect to such antibodies.

3.5.2 Collaboration Exclusivity. Upon Lilly selecting a Lilly Target Pair, Zymeworks shall collaborate exclusively with Lilly (and not with any Third Party) with respect to applying the Zymeworks Platform to antibodies Directed To such Lilly Target Pair, until the first to occur of (i) termination of the License for such Lilly Target Pair and (ii) Lilly’s ceasing to actively develop or commercialize Antibodies or Products Directed To such Lilly Target Pair pursuant to this Agreement (such period, the “Collaboration Exclusivity Period”). Moreover, during such period, Zymeworks will also not apply the Zymeworks Platform to antibodies Directed To a Lilly Target Pair other than pursuant to a Research Plan or (b) for internal research pre-approved in writing by Lilly. Exclusivity with respect to antibodies Directed To the Lilly Target Pair under this Section 3.5.2 shall not prevent Zymeworks from developing or commercializing, alone or in collaboration with one or more Third Parties, (a) monovalent antibodies Directed To either Target in the Lilly Target Pair, except as prohibited under Section 3.5.1, or (b) Multi-Specific Antibodies that are Directed To one of the Targets within the Lilly Target Pair and one or more other Targets that are not Targets within the Lilly Target Pair. Provided, however, notwithstanding the foregoing, that under no circumstances, shall Zymeworks use Zymeworks Intellectual Property to make, use, sell, offer to sell or import Antibodies or Products or use any Antibodies to make, use, sell, offer to sell or import other products during the term of this Agreement. For clarity, nothing in this Section 3.5.2 shall grant either Party any rights under any Patent Rights, Know-How or other intellectual property rights Controlled by the other Party or its Affiliates for purposes set forth in this Section 3.5.2.

3.6 Meeting upon Completion of Research Programs. Within […***…] days of the completion of a Research Program, the Parties shall meet to discuss the results of such Research Program and Lilly’s plans for progressing the development and commercialization of the respective Antibodies and the Products.

4. GOVERNANCE

4.1 Project Leader. Within […***…] days of the Effective Date, Lilly and Zymeworks will each assign one (1) employee to serve as primary point of contact between the Parties with respect to the Research Programs (each, a “Project Leader”). The Project Leaders shall regularly communicate with each other to address Research Program-related issues, needs and updates. Either Party, upon prior notice to the other Party, may change its Project Leader. Except for those Disputes that are subject to the purview of the JSC, prior to submitting any Dispute to the dispute resolution mechanism set forth in Section 15.5, the Project Leaders shall attempt, for a period of […***…] days, to resolve such Dispute.

4.2 Alliance Manager. Within 30 days of the Effective Date, each Party shall also appoint an individual to act as the Alliance Manager for such Party. Each Alliance Manager shall

Confidential

CONFIDENTIAL

thereafter be permitted to attend meetings of the JSC and any sub-committee as a nonvoting observer. The Alliance Managers shall be the primary point of contact for the Parties regarding the collaboration activities contemplated by this Agreement (other than the activities/responsibilities of the Project Leader outlined in Section 4.1. above) and shall help facilitate all such activities hereunder.

4.3 Joint Steering Committee. The Parties will establish, as soon as practicable after the Effective Date, a Joint Steering Committee (the “JSC”) to oversee and coordinate the activities of the Parties under the Research Programs.    The JSC shall be comprised of two (2) employees from Lilly and two (2) employees from Zymeworks. Subject to the foregoing, each Party shall appoint its respective representatives to the JSC from time to time, and may change its representatives, in its sole discretion, effective upon notice to the other Party designating such change. Representatives from each Party shall have appropriate technical credentials, experience and knowledge pertaining to and ongoing familiarity with the Research Program. One (1) of the members of the JSC appointed by Lilly shall be designated the JSC Chair. The JSC Chair will be responsible for calling meetings of the JSC, circulating agenda and performing administrative tasks required to assure efficient operation of the JSC. The JSC shall be promptly disbanded upon completion of the Research Programs.

4.4 JSC Meetings. The JSC shall meet in accordance with a schedule established by mutual written agreement of the Parties no less frequently than once every […***…] months until expiration of the Research Program Term with respect to all Lilly Target Pairs. The location for meetings shall alternate between Zymeworks and Lilly facilities (or such other location as is determined by the JSC). Alternatively, the JSC may meet by means of teleconference, videoconference or other similar means. As appropriate, additional employees or consultants may from time to time attend the JSC meetings as nonvoting observers, provided that any such consultant shall agree in writing to comply with the confidentiality obligations under this Agreement; and provided further that no Third Party personnel may attend unless otherwise agreed by both Parties. Each Party shall bear its own expenses related to the attendance of the JSC meetings by its representatives. Each Party may also call for special meetings to resolve particular matters requested by such Party. The JSC Chair or his/her designee shall keep minutes of each JSC meeting that records in writing all decisions made, action items assigned or completed and other appropriate matters. Lilly shall send meeting minutes to all members of the JSC promptly after a meeting for review. Each member shall have […***…] from receipt in which to comment on and to approve/provide comments to the minutes (such approval not to be unreasonably withheld, conditioned or delayed). If a member, within such time period, does not notify Lilly that s/he does not approve of the minutes, the minutes shall be deemed to have been approved by such member.

4.5 JSC Functions. The JSC’s responsibilities with respect to the Research Program are as follows:

(a) Overseeing and coordinating the activities of the Parties under the Research Program;

(b) Facilitating the exchange of Know-How and materials as required hereunder;

Confidential

CONFIDENTIAL

(c) Establishing reasonable, objective criteria for determining whether Antibodies (and back-up Antibodies, if applicable) selected for research pursuant to the Research Plan;

(d) Determining that an Antibody has failed and, if it has failed, whether it should be replaced with a backup Antibody;

(e) Establishing reasonable, objective criteria for determining whether an Antibody progresses through the different stages of a Research Plan;

(f) Periodically reviewing the progress of the Research Programs;

(g) Preparing, updating or modifying a Research Plan, including without limitation to provide for new or additional research to be conducted in connection with failures of an Antibody to meet success criteria; and

(h) Approving the occurrence of a CSCP.

4.6 JSC Disputes. The JSC will endeavor to make decisions by consensus, with each of Lilly and Zymeworks having one vote. If consensus is not reached by the Parties’ representatives pursuant to such vote, then the matter may be escalated by either Party to designated officers of both Lilly and Zymeworks with appropriate decision making authority for resolution in accordance with Section 15.5. In the event the designated officers are unable, in good faith, to resolve the issue within […***…] days, Lilly has and shall have the right to make the final decision with respect to such dispute (including the final decision to determine whether the CSCP with respect to a Lilly Target Pair has occurred). In the context of such final decision-making authority, Lilly will have the right to make decisions with respect to proposed revisions of the Research Plan (including, without limitation, to (i) provide for Zymeworks to replace an Antibody that has failed with a backup Antibody and re-perform the respective Research Plan using such backup Antibody and (ii) obligate Zymeworks to perform tasks or expend resources pursuant to such revised Research Plan); provided, however that (x) such revisions reasonably relate to the conduct of research and development relating to Lilly Target Pairs that are consistent with activities outlined through Gate 5 of the Initial Research Plan and relate to the Antibodies generated pursuant to the Initial Research Plan and (y) in the event Zymeworks is required, after the achievement of Gate 2 in the Research Plan, to conduct additional research under such Research Plan using a backup Antibody (“Additional Antibody Research”), Zymeworks shall not be required to incur Expenses in connection with the performance of the Research Programs in excess of the Development Funds, except to the extent Lilly agrees in writing to reimburse Zymeworks for such excess Expenses in accordance with Section 5.2 (“Authorized Expenses”); provided that Authorized Expenses shall not exceed […***…] U.S. Dollars ($[…***…]) and Zymeworks shall not be obligated to incur Expenses in the conduct of Additional Antibody Research in excess of an amount equal to the sum of the Development Funds and Authorized Expenses. In the event, in connection with the foregoing sentence, Zymeworks disputes in good faith whether Gate 2 of the Research Plan has been achieved, such dispute shall be deemed a Dispute subject to the terms and conditions of Section 15.5. Notwithstanding anything to the contrary in this Agreement, Lilly’s right, through its final decision-making authority, to require the use of a backup Antibody may not (except as the Parties may otherwise agree in writing) be

Confidential

CONFIDENTIAL

exercised more than three (3) times during the term of this Agreement across all Research Plans (e.g., Lilly may propose a backup Antibody […***…] times for the same Research Plan, or […***…] time for each Research Plan). For clarity, (a) once Zymeworks has completed (i) Gate 4 of the Research Plan with respect to each of the three original Antibodies and (ii) any and all Additional Antibody Research, if requested by Lilly, Zymeworks shall not be obligated to conduct any additional work under the Research Programs, and (b) in no event, except as the parties may otherwise agree in writing, shall Zymeworks be obligated to conduct any activities under the Research Plans beyond Gate 4 (or incur Expenses related thereto). For clarity and notwithstanding the creation of the JSC, each Party shall retain the rights, powers and discretion granted to it hereunder, and the JSC shall not be delegated or vested with such rights, powers or discretion unless such delegation or vesting is expressly provided herein, or the Parties expressly so agree in writing. The JSC shall not have the power to amend, waive or modify any term of this Agreement (except as expressly set forth above with respect to the Research Plans), and no decision of the JSC shall be in contravention of any terms and conditions of this Agreement. It is understood and agreed that issues to be formally decided by the JSC are limited to those specific issues that are expressly provided in this Agreement to be decided by the JSC.

5. FINANCIAL PROVISIONS

5.1 Investment.

(a) On the Effective Date, Zymeworks will, pursuant to a Subscription Agreement to be executed by the Parties in substantially the form attached hereto as Exhibit 5.1 (the “Subscription Agreement”), issue to Lilly four million nine hundred nine thousand ninety-one (4,909,091) Common Shares of Zymeworks, at a per share price of CDN$5.50, for an aggregate purchase price of CAD $27,000,000.50 (the “Initial Investment”). Of the Initial Investment, $[…***…] will be deemed the “Initial Development Funds.”

(b) Working Capital. If at any point through Gate 4 of the Research Plan, for each of the three Antibodies, Zymeworks’ Unrestricted Working Capital available to advance the objectives of the Research Plans (the “Available Development Funds”) is less than the applicable minimum threshold amount as set forth below (each, a “Minimum Working Capital Amount”) and Zymeworks fails to increase its Unrestricted Working Capital to the Minimum Working Capital Amount within one (1) month of Lilly’s notice of its desire to purchase Common Shares equal to the Shortfall Investment Amount, Lilly will have the right to purchase an amount of Common Shares of Zymeworks at the Shortfall Investment Price (as defined below), equal to the difference between (a) the applicable Minimum Working Capital Amount, and (b) the then-current Available Development Funds (any such investment, the “Shortfall Investment Amount,” and together with all other such Shortfall Investment Amounts, the “Additional Investment Amount”). The Additional Investment Amount and the Initial Development Funds are collectively referred to herein as the “Development Funds.” The “Shortfall Investment Price,” shall be a price per share of $5.50 CAD (subject to adjustment for share splits, combinations, recapitalizations and similar events); provided, that, if the Common Stock of Zymeworks is listed and posted for trading on a Qualifying Exchange, the Shortfall Investment Price shall be as follows: the price per share shall equal the greater of (i) the average closing price per share over the […***…] days prior to the purchase date, each such daily closing prices calculated using a volume-weighted average price formula and (ii) the minimum price per share allowed by the

Confidential

CONFIDENTIAL

Qualifying Exchange. Until the earlier of (x) termination of all activities under the Research Programs and (y) the point each of three Antibodies advance through Gate 4 of the Research Plan, Zymeworks shall send to Lilly within […***…] days after the end of each quarterly reporting period, a report, certified by the Zymeworks Chief Financial Officer, summarizing by category the Zymeworks Unrestricted Working Capital, based on balances derived from Zymeworks financial statements that have been subject to a review engagement conducted by the Company’s external auditors. Any purchase of shares for a Shortfall Investment Amount shall be completed pursuant to a form of subscription agreement in the form attached hereto as Exhibit 5.1.

Minimum Working Capital:

Outstanding Programs	Working Capital Minimum
3	$	[...***...]
2	$	[...***...]
1	$	[...***...]
0	$	[...***...]

For the purposes of this Section 5.1(b), the following defined terms shall have the specified meanings:

“Outstanding Program” means an Antibody that has not yet achieved Gate 4 of the applicable Research Plan. For clarity, there are a maximum of three Outstanding Programs, such that if one Antibody achieves Gate 4 there are two Outstanding Programs; if two Antibodies achieve Gate 4 there is one Outstanding Program; and if three Antibodies achieves Gate 4 there are zero Outstanding Programs.

“Unrestricted Working Capital” shall mean the Zymeworks Current Assets less its Current Liabilities, determined as follows:

“Current Assets” shall mean the following current assets of Zymeworks: (i) accounts receivable, (ii) prepaid expenses, (iii) cash and cash equivalents and (iv) short term investments, to the extent for each of (i), (ii), (iii) and (iv), no such amounts are subject any restriction on expenditure, segregation requirement, or any security interest, lien or encumbrance, other than the working capital restrictions under this Agreement or any lien or encumbrance that would not materially interfere with their use.

“Current Liabilities” include the following current liabilities of Zymeworks: (i) accounts payable, (ii) accrued expenses and liabilities, excluding non-cash accruals, and (iii) the current portion of any indebtedness, long term liabilities, and capital lease liabilities; provided that Current

Confidential

CONFIDENTIAL

Liabilities shall exclude derivative instruments created by this Agreement and shall exclude the current portion of any debt arising from convertible debt securities, preferred stock, or other securities convertible into or exercisable for equity securities.

“Qualifying Exchange” shall mean Toronto Stock Exchange, the New York Stock Exchange, the NYSE MKT (formerly known as the American Stock Exchange), the London Stock Exchange, the Alternative Investment Market, the Frankfurt Stock Exchange, NASDAQ or such other stock exchange approved in writing by Lilly.

5.2 Expenses. Zymeworks and Lilly shall each bear all expenses it incurs in performance under this Agreement, except as expressly set forth in this Agreement. Notwithstanding anything herein to the contrary, Zymeworks shall not be required to incur Expenses in excess of the Development Funds and Authorized Expenses in connection with Additional Antibody Research; provided, however, that if there is no Additional Antibody Research then Zymeworks shall be solely responsible for and expend such funds as may be necessary to complete the portions of the Research Programs assigned to Zymeworks (i.e., through Gate 4, unless such Research Program is assumed by Lilly pursuant to Section 11.1.2, 11.1.3, or 11.1.4 prior to Gate 4) as contemplated in Section 3.1.2, unless and until, on a Research Program-by-Research Program basis, the JSC has determined that the Antibody being developed pursuant to such Research Program has failed. Lilly shall reimburse Zymeworks for all Authorized Expenses incurred in compliance with the Research Plan as set forth in Section 4.6 and this Section 5.2. Within […***…] days after the last day of each Calendar Quarter in which Authorized Expenses are incurred, Zymeworks shall provide to Lilly (i) a report reasonably detailing all Authorized Expenses incurred by Zymeworks during such Calendar Quarter, (ii) an invoice for an amount equal to the total Authorized Expenses incurred by Zymeworks during such Calendar Quarter and (iii) documentation supporting Third Party Expenses included in such Authorized Expenses. Lilly shall pay such invoice within […***…] days of receipt of all of the foregoing. “Expenses” means the sum of all FTE Costs and Third Party Expenses.

5.2.1 FTE Costs. “FTE Costs” means an amount equal to the product of the FTE Rate and actual hours worked by Zymeworks FTEs on the Research Programs, including for purposes of any needed design cycle iterations and any initial rounds of cloning and expression work in which Zymeworks participates, as supported by approved time sheets for such FTEs coded to the Research Program after review and approval by Lilly, such approval not to be unreasonably withheld.

5.2.2 Third Party Expenses. “Third Party Costs” means the actual documented costs associated with subcontractors (including Approved CROs) and other Third Party expenses, including Project-specific reagents, instrumentation costs and laboratory costs, incurred by Zymeworks with respect to the Research Program (collectively, “Third Party Expenses”). With respect to each Research Plan, Third Party Expenses shall not exceed […***…] U.S. Dollars ($[…***…]) per month during the conduct of such Research Plan, in each case unless otherwise agreed by Lilly in writing (such agreement not to be unreasonably withheld).

5.3 Initial License Payments. Within […***…] days of the JSC determining that the CSCP with respect to a Lilly Target Pair has occurred for the first time with respect to such Lilly

Confidential

CONFIDENTIAL

Target Pair, Lilly shall pay Zymeworks an Initial License Fee in the amount of Two Million U.S. Dollars ($2,000,000 USD) (the “Initial License Fee”).

5.4 Development Milestones. With respect to each Lilly Target Pair, within […***…] days after the first achievement of each milestone event set forth in the table below […***…] Product Directed To such Lilly Target Pair to achieve such milestone (each, a “Development Milestone Event”), Lilly shall make the corresponding milestone payment to Zymeworks (each, a “Development Milestone Payment”). For clarity, each Development Milestone Payment […***…] Product Directed To each Lilly Target Pair that achieves the particular Development Milestone Event at issue […***…] with respect to such Product or subsequent Products Directed To such Lilly Target Pair.. For example, […***…], Zymeworks will […***…] that achieves the particular Development Milestone Event at issue.

	Development Milestone Events	Milestone Payments
1.	[…***…]	USD $[…***…]
2.	[…***…]	USD $[…***…]
3.	[…***…]	USD $[…***…]

5.5 Commercialization Milestones. Within […***…] days after the first achievement of each milestone event set forth in the table below with respect to each Lilly Target Pair (each, a “Commercialization Milestone Event”), Lilly shall make the corresponding milestone payment to Zymeworks (each, a “Commercialization Milestone Payment”) (For clarity, with respect to each Lilly Target Pair, […***…] Product Directed to such Lilly Target Pair shall be eligible for a Commercialization Milestone Payment except that (with respect to each Lilly Target Pair), […***…] will be eligible for a Commercialization Milestone Payment upon achievement of Commercialization Milestone Events 4, 6 and 8, set forth below):

	Commercial Milestone Events	Milestone Payments
1.	[…***…]	USD $[…***…]
2.	[…***…]	USD $[…***…]
3.	[…***…]	USD $[…***…]
4.	[…***…]	USD $[…***…]
5.	[…***…]	USD $[…***…]
6.	[…***…]	USD $[…***…]
7.	[…***…]	USD $[…***…]
8.	[…***…]	USD $[…***…]

Confidential

CONFIDENTIAL

For purposes of the Commercial Milestone Payments, each Product containing a different Antibody or other active pharmaceutical ingredient shall be considered a distinct Product.

5.6 Royalties.

5.6.1 Patent Royalty Payments. Lilly shall pay Zymeworks a royalty (each such royalty payment, a “Royalty”) on Net Sales of each Product at the rates set forth below:

Annual Worldwide Net Sales on a Product-by-Product basis	Royalty Rate
USD $[…***…]to USD $[…***…]	[…***…]%
Above USD $[…***…]to USD $[…***…]	[…***…]%
Above USD $[…***…]	[…***…]%

5.6.2 Royalty Term. The Royalty will be payable on a Product-by-Product and country-by-country basis from First Commercial Sale in such country until (i) such Product is no longer Covered by a Valid Patent Claim in such country or (ii) ten (10) years after the First Commercial Sale of such Product in such country, whichever is later (the “Royalty Term”); provided that in the event of […***…], then the Royalty payable with respect to Product sales in such country shall be reduced by […***…] during the Royalty Term for so long as such […***…].

6. REPORTS AND PAYMENT TERMS

6.1 Payment Terms.

6.1.1 Milestone Payments. Lilly shall provide Zymeworks with notice of the achievement of each Development Milestone Event and Commercial Milestone Event within […***…] days thereafter and make the corresponding Milestone Payment within […***…] days after such achievement.

6.1.2 Royalties. During the Term, following the First Commercial Sale of a Product, Lilly shall furnish to Zymeworks a written report for each Calendar Quarter showing the Net Sales by Product sold by Lilly and its Related Parties during the reporting Calendar Quarter and the Royalties payable under this Agreement in sufficient detail to allow Zymeworks to verify the amount of Royalties paid by Lilly with respect to such Calendar Quarter, including, on a country-by-country and Product-by-Product basis, the Net Sales of each Product, and the Royalties (in US dollars) payable and in total for all Products and the manner and basis for any currency conversion in accordance with Section 6.2. Reports shall be due no later than […***…] days following the end of each Calendar Quarter. Royalties shown to have accrued by each report provided under this Section 6.1.2 shall be due and payable on the date such report is due.

Confidential

CONFIDENTIAL

6.2 Payment Currency / Exchange Rate. All payments to be made by Lilly to Zymeworks under this Agreement shall be made in USD; provided that any payments made pursuant to the purchase of shares or other equities of Zymeworks shall be made in Canadian Dollars or such other currency in which such shares or equities are trading. Payments to Zymeworks shall be made by electronic wire transfer of immediately available funds to the account of Zymeworks, as designated in writing to Lilly. If any currency conversion is required in connection with the calculation of amounts payable hereunder, such conversion shall be made in a manner consistent with Lilly’s then-current standard exchange rate methodology for the translation of foreign currency sales into United States dollars.

6.3 Taxes. Each Party shall be responsible for its own tax liabilities arising under this Agreement. Subject to this Section 6.3, Zymeworks shall be liable for all income and other taxes (including interest) (“Taxes”) imposed upon any payments made by Lilly to Zymeworks under this Agreement (“Agreement Payments”). If Applicable Laws require the withholding of Taxes, Lilly shall make such withholding payments in a timely manner and shall subtract the amount thereof from the Agreement Payments. Lilly shall promptly (as available) submit to Zymeworks appropriate proof of payment of the withheld Taxes as well as the official receipts within a reasonable period of time. The Parties shall reasonably cooperate with each other in order to allow the Parties to obtain the benefit of any present or future treaty against double taxation or refund or reduction in Taxes which may apply to the Agreement Payments. Notwithstanding the foregoing, if as a result of a Party assigning this Agreement or changing its domicile additional Taxes become due that would not have otherwise been due hereunder with respect to Agreement Payments, such Party shall be responsible for all such additional Taxes.

6.4 Records and Audit Rights.

6.4.1 Records. Each party will keep (and will cause its Related Parties to keep) complete and accurate books and records in sufficient detail to ascertain properly and to verify the payments owed hereunder. Each Party will keep such books and records for at least […***…] years following the end of the Calendar Year to which they pertain.

6.4.2 Audit Rights.

(a) Each Party (the “Auditing Party”) shall have the right during the […***…]-year period described in Section 6.4.1 to appoint at its expense an independent certified public accountant of nationally recognized standing (the “Accounting Firm”) reasonably acceptable to the other Party to inspect or audit the relevant records of the other Party (the “Audited Party”) and its Affiliates to verify that the amount of Expenses and payments (“Expenses and Payments”) were correctly determined. The Audited Party and its Related Parties shall each make its records available for inspection or audit by the Accounting Firm during regular business hours at such place or places where such records are customarily kept, upon reasonable notice from the Auditing Party, solely to verify the expenses and payments hereunder were correctly determined. Such inspection or audit right shall not be exercised by the Auditing Party more than once in any Calendar Year and may cover a period ending not more than […***…] months prior to the date of such request. No period will be audited more than once. The Auditing Party shall submit an audit plan, including audit scope, to the Audited Party for the Audited Party’s review and comment, which the Auditing Party shall consider in good faith if provided within […***…] Business Days,

Confidential

CONFIDENTIAL

prior to audit implementation. All records made available for inspection or audit shall be deemed to be Confidential Information of the Audited Party, and only amounts of underpayment or overpayment to each party shall be reported. The results of each inspection or audit, if any, shall be binding on both Parties. The Auditing Party shall bear the full cost of such audit unless such audit discloses at least […***…] percent ([…***…]%) shortfall that exceeds at least […***…] dollars ($[…***…]), in which case the Audited Party will bear all reasonable costs and expenses of the audit. The Auditing Party will be entitled to recover any shortfall in payments as determined by such audit. Similarly, if the audit reveals an overpayment, the Audited Party will be entitled to recover such overpayment as determined by such audit as actually received by the Auditing Party. Any underpayment or overpayment as determined under this Section 6.4.2(a) shall be promptly (but in any event no later than […***…] days after the Audited Party’s receipt of the Accounting Firm’s report so concluding) paid to the Party entitled to payment hereunder.

(b) The Accounting Firm will disclose to the Auditing Party only whether the Expenses and Payments are correct or incorrect and the specific details concerning any discrepancies. No other information will be provided to the Auditing Party without the prior consent of the Audited Party unless disclosure is required by Applicable Laws or judicial order. The Audited Party is entitled to require the Accounting Firm to execute a reasonable confidentiality agreement prior to commencing any such audit. The Accounting Firm shall provide a copy of its report and findings to the Audited Party.

7. INTELLECTUAL PROPERTY RIGHTS

7.1 Ownership of Inventions. Ownership of all Inventions, including Patent Rights and other intellectual property rights with respect to such Inventions, shall be as set forth in this Article 7. Determination of inventorship of Inventions shall be made in accordance with US laws. Each Party will continue to own any Patent Rights and Know-How that it owned prior to the Effective Date or created or obtained outside the scope of this Agreement, or which it licenses to the other Party under this Agreement. For clarity, as between the Parties and notwithstanding anything herein to the contrary, Lilly shall have and retain ownership of the Lilly Sequences and any Inventions related solely to the Lilly Sequences, and Zymeworks shall retain all rights in the Zymeworks Platform and Approved Zymeworks Sequences and any Inventions comprising improvements thereto. For clarity, all antibody mutations created or introduced by Zymeworks using the Zymeworks Platform will comprise improvements thereto and will be owned by Zymeworks, subject to the rights and licenses granted to Lilly hereunder including pursuant to Sections 2.1 and 8.4; provided, however, that the physical embodiment of all Antibodies shall be owned by Lilly, subject to the rights and licenses granted to Zymeworks hereunder, including pursuant to Sections 2.2, 5.3, 11.1.2 and 11.1.3. Except as otherwise provided in the foregoing sentence, Inventions that are made solely by Zymeworks (and all intellectual property rights therein, including the Patent Rights claiming them) shall be owned solely by Zymeworks; Inventions that are made solely by Lilly (and all intellectual property rights therein, including the Patent Rights claiming them) shall be owned solely by Lilly; and Joint Inventions (and the Joint Patent Rights) shall be owned jointly by the Parties. Subject to Article 2 and Article 11, each Party has the right to grant licenses under such Joint Inventions (and the Joint Patent Rights) to any Third Party without the consent of, or accounting to, the other Party.

Confidential

CONFIDENTIAL

7.2 Patent Prosecution and Maintenance.

7.2.1 Definitions. As used in this Section 7.2, “prosecution” includes (a) all communication and other interaction with any patent office or patent authority having jurisdiction over a patent application in connection with pre-grant proceedings and (b) interferences, reexaminations, reissues, oppositions, and the like.

7.2.2 Zymeworks Patent Rights. Zymeworks, at Zymeworks’ expense, shall have the sole right to control the preparation, filing, prosecution and maintenance of Zymeworks Patent Rights using patent counsel of Zymeworks’ choice. Zymeworks agrees that its filings with respect to the Zymeworks Patent Rights will not incorporate data or information specific to the Antibodies. Zymeworks shall keep Lilly reasonably advised with respect to the status of the filing, prosecution and maintenance of the Zymeworks Patent Rights and, upon Lilly’s request, shall provide copies of material submissions to any patent office related to the filing, prosecution and maintenance of the Zymeworks Patent Rights. Zymeworks shall promptly give notice to Lilly of the grant, lapse, revocation, surrender, invalidation or abandonment of any Zymeworks Patent Rights licensed to Lilly under this Agreement. Notwithstanding the foregoing, Lilly shall have the first right (but not the obligation) to control the preparation, filing, prosecution and maintenance of Patent Rights claiming subject matter generated or conceived under the Research Program to the extent such Patent Rights are specific to the Antibodies or the Products, including, without limitation, therapeutic methods, pharmaceutical compositions, methods of manufacture, product by process, and also including the genetic sequence of the Antibodies.

7.2.3 Joint Patent Rights.

(a) Lilly, at Lilly’s expense, shall have the first right to control the preparation, filing, prosecution and maintenance of Joint Patent Rights. Lilly shall keep Zymeworks reasonably advised with respect to the status of the filing, prosecution and maintenance of the Joint Patent Rights and shall provide copies of material submissions to any patent office in any Major Market related to the filing, prosecution and maintenance of the Joint Patent Rights to Zymeworks for review and comment. Such copies shall be provided in advance of submission to the extent reasonably practicable. Lilly shall take into consideration any comments from Zymeworks; provided, however, that the Parties acknowledge and agree that if there is any dispute between the Parties regarding such patent matters, Lilly’s decision shall be final. Lilly shall promptly give notice to Zymeworks of the grant, lapse, revocation, surrender, invalidation or abandonment of any Joint Patent Rights.

(b) Lilly may elect not to file or to cease prosecution or maintenance of Joint Patent Rights on a country-by-country basis, and if it does so, Lilly shall give timely notice to Zymeworks. Zymeworks may by notice to Lilly assume filing for, prosecution or maintenance of such Joint Patent Rights at Zymeworks’ expense, in which case Lilly shall promptly assign to Zymeworks all of its rights, title and interest (except as provided below) in and to such Joint Patents, and such Joint Patents shall no longer be subject to the exclusive licenses set forth in Section 2.1; provided, however, the Parties acknowledge and agree that Lilly shall still retain its joint ownership rights in such Joint Patents and, therefore, shall retain the right to use and otherwise exploit such Joint Patent Rights in a manner consistent with its joint ownership interest in such Joint Patent Rights; and provided further that claims within such Joint Patent Rights shall remain within the definition of Valid Patent Claim (subject to the limitation set forth in such

Confidential

CONFIDENTIAL

definition) for purposes of determining the Royalty Term and whether a Royalty is owed on a particular Product pursuant to Section 5.5 of this Agreement.

7.2.4 Cooperation in Prosecution. Each Party shall provide the other Party all reasonable assistance and cooperation in the patent prosecution efforts provided above in Section 7.2, including providing any necessary powers of attorney and assignments of employees of the Parties and their Affiliates and sublicensees and Third Party contractors and executing any other required documents or instruments for such prosecution. All communications between the Parties relating to the preparation, filing, prosecution or maintenance of the Zymeworks Patent Rights and Joint Patent Rights, including copies of any draft or final documents or any communications received from or sent to patent offices or patenting authorities with respect to such Patent Rights, shall be considered Confidential Information, subject to Article 8. For clarity, all such communications regarding the Zymeworks Patent Rights shall be the Confidential Information of Zymeworks and all such communications regarding Joint Patent Rights shall be the Confidential Information of both Parties.

7.3 Enforcement and Defense.

7.3.1 Notice. Each Party shall provide prompt notice to the other Party of any infringement of Zymeworks Patent Rights or Joint Patent Rights which cover a Product then under development or being commercialized of which such Party becomes aware (an “Infringement”). Subject to the provisions of Sections 7.3.2, 7.3.3, 7.3.4, Lilly and Zymeworks shall thereafter consult and cooperate fully to determine a course of action, including but not limited to the commencement of legal action by either or both Lilly and Zymeworks, to terminate any such Infringement of a Zymeworks Patent Right or Joint Patent Right; provided, however, if the Parties cannot agree to the specific course of action the provisions of Sections 7.3.2, 7.3.3 and 7.3.4 shall continue to apply.

7.3.2 Zymeworks Patent Rights. Except as otherwise provided below in this Section 7.3.2, Zymeworks shall have the first right to enforce the Zymeworks Patent Rights with respect to any Infringement, and to defend any declaratory judgment action with respect thereto, at its own expense and by counsel of its own choice and in the name of Zymeworks and shall notify Lilly of such enforcement actions. If Zymeworks fails to bring or defend any such action against an Infringement within (a) […***…] days following the notice of alleged Infringement or (b) […***…] days before the time limit, if any, set forth in Applicable Laws for the filing of such actions, whichever comes first, Lilly shall have the right to bring and control any such action at its own expense and by counsel of its own choice, and Zymeworks shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. Notwithstanding the foregoing, for clarity, Lilly shall have the first right (but not the obligation) to control the enforcement of Patent Rights claiming subject matter generated or conceived under the Research Program solely to the extent such Patent Rights are specific to the Antibodies or the Products, including the genetic sequence of the Antibodies. If Lilly fails to bring or defend such an action within (a) […***…] days following the notice of the alleged infringement or (b) […***…] days before the time limit, if any, set forth in Applicable Laws for the filing of such actions, whichever comes first, Zymeworks shall have the right to bring and control any such action at its own expense and by counsel of its own choice. In no event shall Lilly admit the invalidity of, or after exercising its right to bring and control an action under this Section 7.3.2, fail to defend the validity of, any

Confidential

CONFIDENTIAL

Zymeworks Patent Rights without Zymeworks’ prior written consent, which shall not be unreasonably withheld, conditioned or delayed.

7.3.3 Joint Patent Rights. Lilly shall have the first right to enforce Joint Patent Rights and to control the defense of any declaratory judgment action relating thereto, with respect to such Infringement at its own expense and by counsel of its own choice reasonably acceptable to Zymeworks (such acceptance which shall not be unreasonably withheld, conditioned or delayed), and Zymeworks shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If Lilly fails to bring or defend such action within (a) […***…] days following the notice of alleged Infringement or (b) […***…] days before the time limit, if any, set forth in the Applicable Laws for the filing of such actions, whichever comes first, Zymeworks shall have the right to bring and control any such action at its own expense and by counsel of its own choice, and Lilly shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. In no event shall either Party admit the invalidity of, or after exercising its right to bring and control an action under this Section 7.3.3, fail to defend the validity of any Joint Patent Rights without the other Party’s prior written consent.

7.3.4 Infringement Action. In the event a Party brings an Infringement action in accordance with this Section 7.3 (the “Controlling Party”), such Controlling Party shall keep the other Party reasonably informed of the progress of any such action, and the other Party shall cooperate fully with the Controlling Party, including by providing information and materials, at the Controlling Party’s request and expense and if required to bring such action, the furnishing of a power of attorney or being named as a party. The other Party shall cooperate fully, including, if required to bring such action, the furnishing of a power of attorney or being named as a party. Neither Party shall have the right to settle any Infringement action under this Section 7.3 relating to Joint Patent Rights without the prior written consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed.

7.3.5 Recovery. Except as otherwise agreed by the Parties as part of a cost-sharing arrangement, any recovery obtained by either or both Lilly and Zymeworks in connection with or as a result of any action contemplated by this Section 7.3 involving Product or Antibodies licensed to Lilly herein, whether by settlement or otherwise, shall be shared in order as follows:

(a) the Party which initiated and prosecuted the action shall recoup all of its costs and expenses incurred in connection with the action;

(b) the other Party shall then, to the extent possible, recover its costs and expenses incurred in connection with the action; and

(c) the portion of any recovery remaining, whether by settlement or judgment, that is allocable to an Infringement shall be shared between Lilly and Zymeworks in the same proportion to the share of profits each would have been entitled to under this Agreement had the remaining recovery represented Lilly sales of Product taking into consideration all costs and expenses Lilly would have incurred in making any such sales. For purposes of clarity, the provisions of this Section 7.3.5 shall not apply to infringement actions that are not involved with or based on the manufacture, use and/or sale (i.e., make, use, offer to sell, sell and/or import) the Products and/or Antibodies licensed under this Agreement, and all recoveries for such other infringement actions

Confidential

CONFIDENTIAL

shall: (i) with respect to the Zymeworks Patent Rights, be retained by, or paid to, Zymeworks; and (ii) with respect to Joint Patent Rights, be retained by Lilly and Zymeworks equally (and in each case of (i) and (ii), above) after recovering costs and expenses in the same manner as described in subsections (a) and (b), above.

7.3.6 Notice. In the event that either Party (i) receives a copy of an application submitted to the FDA under subsection (k) of Section 351 of the PHSA (a “Biosimilar Application”), whether or not such notice or copy is provided under any Applicable Laws (including under the Biologics Price Competition and Innovation Act of 2009 (the “BPCIA”), the United States Patient Protection and Affordable Care Act or implementing FDA regulations and guidance) applicable to the approval or manufacture of any biosimilar or interchangeable biological product (a “Proposed Biosimilar Product”) for which a Product is a “reference product,” as such term is used in the BPCIA, or (ii) otherwise becomes aware that such a Biosimilar Application has been filed (such as in an instance described in Section 351(l)(9)(C) of the PHSA), then such Party shall promptly provide the other Party with written notice. If a Party with the right to initiate legal proceedings under this Agreement lacks standing to do so (or lacks the right under the BPCIA to do so) and the other Party has standing (or the sole right under the BPCIA) to initiate such legal proceedings, such Party with standing shall initiate such legal proceedings at the request and expense of the other Party.

7.3.7 Defense of Infringement Claims. In the event that a claim is brought against either Party alleging the infringement, violation or misappropriation of any Third Party intellectual property right based on the manufacture, use, sale or importation of the Antibodies or the Products, the Parties shall promptly meet to discuss the defense of such claim, and the Parties shall discuss entering into a joint defense agreement with respect to the common interest privilege protecting communications regarding such claim in a form reasonably acceptable to the Parties.

8. CONFIDENTIALITY

8.1 Duty of Confidence. During the Term and for […***…] years thereafter, all Confidential Information disclosed by one Party to the other Party hereunder shall be maintained in confidence by the receiving Party and shall not be disclosed to any Third Party or used for any purpose, except as set forth herein, without the prior written consent of the disclosing Party. The recipient Party may only use Confidential Information of the other Party for purposes of exercising its rights and fulfilling its obligations under this Agreement and may disclose Confidential Information of the other Party and its Affiliates to employees, agents, contractors, consultants and advisers of the recipient Party and its Affiliates, licensees and sublicensees to the extent reasonably necessary for such purposes; provided that such persons and entities are bound by confidentiality and non-use of the Confidential Information consistent with the confidentiality provisions of this Agreement as they apply to the recipient Party.

8.2 Exceptions. The obligations under this Article 8 shall not apply to any information to the extent the recipient Party can demonstrate by competent evidence that such information:

8.2.1 is (at the time of disclosure) or becomes (after the time of disclosure) known to the public or part of the public domain through no breach of this Agreement by the recipient Party or its Affiliates;

Confidential

CONFIDENTIAL

8.2.2 was known to, or was otherwise in the possession of, the recipient Party or its Affiliates prior to the time of disclosure by the disclosing Party;

8.2.3 is disclosed to the recipient Party or an Affiliate on a non-confidential basis by a Third Party that is entitled to disclose it without breaching any confidentiality obligation to the disclosing Party or any of its Affiliates; or

8.2.4 is independently developed by or on behalf of the recipient Party or its Affiliates, as evidenced by its written records, without use of or reference to the Confidential Information disclosed by the disclosing Party or its Affiliates under this Agreement.

8.3 Authorized Disclosures. Subject to this Section 8.3, the recipient Party may disclose Confidential Information belonging to the other Party to the extent permitted as follows:

8.3.1 such disclosure is deemed necessary by counsel to the recipient Party to be disclosed to such Party’s attorneys, independent accountants or financial advisors for the sole purpose of enabling such attorneys, independent accountants or financial advisors to provide advice to the receiving Party, on the condition that such attorneys, independent accountants and financial advisors are bound by confidentiality and non-use obligations consistent with the confidentiality provisions of this Agreement as they apply to the recipient Party;

8.3.2 disclosure by either Party or its Affiliates to governmental or other regulatory agencies in order to obtain and maintain patents consistent with Article 7 or disclosure by Lilly or a Lilly Affiliate or sublicensee to gain or maintain approval to conduct Clinical Trials for a Product, to obtain and maintain Marketing Authorization or to otherwise develop, manufacture and market Products, but such disclosure may be only to the extent reasonably necessary to obtain and maintain patents or authorizations;

8.3.3 disclosure required in connection with any judicial or administrative process relating to or arising from this Agreement (including any enforcement hereof) or to comply with applicable court orders or governmental regulations;

8.3.4 disclosure to potential or actual investors or potential or actual acquirers in connection with due diligence or similar investigations by such Third Parties (provided that, with respect to investors, Zymeworks remains a privately held company and has not been otherwise acquired by a Third Party); provided, in each case, that any such potential or actual investor or acquirer agrees to be bound by confidentiality and non-use obligations consistent with those contained in this Agreement as they apply to the recipient Party. Notwithstanding the preceding, Zymeworks shall not disclose any Lilly Target Pair or other data generated by Lilly and disclosed to Zymeworks hereunder (in each case which is not within the scope of any of the exceptions set forth in Sections 8.2.1-8.2.4) to investors or prospective acquirers without Lilly’s prior written permission; except that Zymeworks may disclose a Lilly Target Pair to a potential or actual acquirer as part of the advanced stages of diligence conducted in connection with an acquisition, the material terms of which have been proposed to the Zymeworks board of directors and the board has agreed to proceed with the negotiation of such acquisition, provided that the prospective acquirer agrees to be bound by confidentiality and non-use obligations consistent with those contained in this Agreement as they apply to Zymeworks; or

Confidential

CONFIDENTIAL

8.3.5 disclosure as reasonably necessary in conducting the activities contemplated, or exercising rights (including the licenses granted under Article 2) or performing obligations under this Agreement.

If the recipient Party is required by judicial or administrative process to disclose Confidential Information that is subject to the non-disclosure provisions of this Article 8, such Party shall promptly inform the other Party of the disclosure that is being sought in order to provide the other Party an opportunity to challenge or limit the disclosure obligations. Confidential Information that is disclosed as permitted by this Section 8.3 shall remain otherwise subject to the confidentiality and non-use provisions of this Article 8, and the Party disclosing Confidential Information as permitted by this Section 8.3 shall take all steps reasonably necessary, including without limitation obtaining an order of confidentiality and otherwise cooperating with the other Party, to ensure the continued confidential treatment of such Confidential Information.

8.4 Lilly’s Right to use Confidential Information for Research Purposes. Notwithstanding anything in this Article 8 to the contrary and without limiting license rights granted to Lilly under Article 2, beginning […***…] months after the initiation of the Research Program, Lilly will also have the right (i.e., a nonexclusive license) to use Zymeworks’ Confidential Information disclosed in connection with the Research Program that comprises the Research Program Work Product solely for its own internal research and development purposes related to other products; provided that such use would not infringe a Valid Claim of a Zymeworks Patent Rights or any other Patent Rights Controlled by Zymeworks that claims subject matter that was not first conceived under the Research Program. For clarity, the foregoing provisions of this Section 8.4 shall not be deemed to grant Lilly any rights or licenses under any Valid Claim of any Patent Rights Controlled by Zymeworks or its Affiliates that claims subject matter first conceived outside of the Research Program.

9. PUBLICATIONS AND PUBLICITY

9.1 Publications.

9.1.1 Lilly shall have the right to publish the results of the Research Program with respect to the Products or Antibodies in accordance with this Section 9.1. Except for disclosures permitted pursuant to Article 8 or this Article 9, a Party, its employees or consultants wishing to make a publication of the results of its activities under this Agreement that contains the other Party’s Confidential Information, shall deliver to such Party a copy of the proposed written publication or an outline of an oral disclosure at least […***…] days prior to submission for publication or presentation.

9.1.2 Notwithstanding Section 9.1.1, the reviewing Party shall have the right (a) to request the removal of its Confidential Information from any such publication or presentation by the other Party, and/or (b) to request a reasonable delay in publication or presentation in order to protect patentable information. If a reviewing Party requests such a delay, the other Party shall delay submission or presentation for a period of […***…] days to enable patent applications or other registrations protecting the reviewing Party’s rights in such information to be filed in accordance with Article 7.

Confidential

CONFIDENTIAL

9.2 Publicity. The Parties have mutually approved a press release attached hereto as Exhibit 9.2 with respect to this Agreement and either Party may make subsequent public disclosure of the contents of such press release. Subject to the foregoing, each Party agrees not to issue any press release or other public statement, whether oral or written, disclosing the terms hereof or any the activities under the Research Program conducted hereunder without the prior written consent of the other Party, provided however, that neither Party will be prevented from complying with any duty of disclosure it may have pursuant to Applicable Laws or pursuant to the rules of any recognized stock exchange or quotation system, subject to that Party notifying the other Party of such duty and limiting such disclosure as reasonably requested by the other Party (and giving the other Party sufficient time to review and comment on any proposed disclosure). In the event that Zymeworks desires to make a public announcement regarding the achievement of any milestone event under Section 5.4 or 5.5, Zymeworks will provide Lilly with no less than […***…] in which to review and approve such announcement, such approval not to be unreasonably withheld, conditioned or delayed.

10. TERM AND TERMINATION

10.1 Term. The term of this Agreement (the “Term”) will commence on the Effective Date and (subject to earlier termination in accordance with Section 10.2 or Section 10.3) will expire on the expiration of the last-to-expire Royalty due under Section 5.6. Upon expiration of this Agreement (but not termination), the licenses granted to Lilly under this Agreement shall become non-exclusive (with right to sublicense), fully paid-up, perpetual licenses.

10.2 Termination by Lilly.

10.2.1 Scientific Failure. In the event that Lilly, based on current scientific practices, reasonably believes that it is not commercially reasonable to continue a Research Program at any time prior to paying the Initial License Fee, Lilly shall have the right to terminate such Research Program upon […***…] days prior written notice to Zymeworks. In the event Lilly terminates a particular Research Program (as opposed to the entire Agreement) prior to the expiration of such Research Program (the “Lilly RP Termination Decision”) pursuant to this Section 10.2.1, (i) Lilly shall promptly cease any and all activities under such Research Program, and (ii) as of the Lilly RP Termination Decision, Lilly shall have no rights or obligations under this Agreement with respect to the Lilly Target Pair that is the subject of such Research Program, to pursue or achieve any further Milestone Event with respect to a Product Directed To the Lilly Target Pair that is the subject of such Research Program (except as may occur as a result of completing an on-going experiment). In the event that Lilly terminates a Research Program pursuant to this Section 10.2, neither Party shall be subject to any further obligations to carry out any activities under such Research Program. Notwithstanding the foregoing, nothing in this Section 10.2.1 is intended to limit or modify any ownership rights in intellectual property under Section 7.1 that existed or accrued prior to the effective date of the Lilly RP Termination Decision. If an Antibody fails and Lilly does not select a backup Antibody for such failed Antibody within […***…] days of the JSC’s determination that such Antibody failed, Zymeworks shall have the right to terminate this Agreement with respect to the Research Program pursuant to which such Antibody was generated, upon […***…] days’ prior written notice to Lilly. Termination by Zymeworks pursuant to this Section 10.2.1 shall have the same effects of termination as a Lilly RP Termination Decision.

Confidential

CONFIDENTIAL

10.2.2 Convenience. Any time after Lilly pays the Initial License Fee with respect to a Lilly Target Pair, Lilly may, in its sole discretion, terminate the License with respect to any such Lilly Target Pair upon […***…] days prior written notice to Zymeworks. In the event Lilly terminates the License with respect to a particular Target Pair pursuant to this Section 10.2.2, as of the effective date of such termination (i) Lilly shall promptly cease any and all activities with respect to such Target Pair, and (ii) Lilly shall have no rights or obligations under this Agreement with respect to the Target Pair (except for milestone payments and royalties accruing prior to such termination). Notwithstanding the foregoing, nothing in this Section 10.2.2 is intended to limit or modify any ownership rights in intellectual property under Section 7.1 that existed or accrued prior to the effective date of the Lilly RP Termination Decision.

10.3 Termination for Patent Challenge. Notwithstanding anything herein to the contrary, in the event that Lilly or its Affiliates file or initiate an action challenging (directly or indirectly (e.g., through a Third Party)) in a court or by administrative proceeding seeking the invalidity or unenforceability or seeking to limit the scope of any Zymeworks Patent Rights (the specific Zymeworks Patent Rights challenged by Lilly or its Affiliates constituting the “Lilly Challenged Zymeworks Patent Rights”), then Zymeworks, at its discretion, may give notice to Lilly that Zymeworks will terminate the licenses granted to Lilly under Section 2.1 with respect to (and only to) the Lilly Challenged Zymeworks Patent Rights in any or all countries in the Territory in which Lilly or its Affiliates is specifically challenging the Lilly Challenged Zymeworks Patent Rights (collectively, the “Challenge Countries”) unless such challenge is withdrawn, abandoned, or terminated (as appropriate) without prejudice within […***…] days. In the event that Lilly or its Affiliates (as the case may be) does not withdraw, abandon or terminate (as appropriate) such challenge within such […***…] day period, Zymeworks may terminate the license granted to Lilly under Section 2.1 with respect to the Lilly Challenged Zymeworks Patent Rights in any or all Challenge Countries in the Territory.

10.4 Termination for Cause. If Lilly is in material breach of any obligation hereunder, then Zymeworks may give notice to Lilly specifying the claimed particulars of such breach, and in such event, if the breach is not cured within […***…] days after receipt of such notice, Zymeworks shall have the rights thereafter to terminate this Agreement immediately by giving notice to Lilly to such effect. If Zymeworks is in material breach of any obligation hereunder, then Lilly may give notice to Zymeworks specifying the claimed particulars of such breach, and in such event, if the breach is not cured within […***…] days after receipt of such notice, Lilly has the right to terminate, in its sole discretion (i) the Agreement in its entirety under all circumstances or (ii) in the event such breach relates to the performance of a Research Program (an “RP Default”), either such Research Program or this Agreement in its entirety.

10.5 Change of Control. Zymeworks shall notify Lilly at least […***…] days after to the effectiveness of a Change of Control. In the event a Change of Control occurs during the Research Program Term of a Research Program, Lilly shall have the right to terminate (i) this Agreement with respect to such Research Program or (ii) terminate this Agreement in its entirety if all Research Plans are in effect, effective upon […***…] days prior written notice to Zymeworks; provided that such notice is provided within […***…] months after the effectiveness of such Change of Control.

Confidential

CONFIDENTIAL

10.6 Termination of all Research Programs. For clarity, in the event that this Agreement is terminated with respect to all Research Programs, the Agreement shall be deemed to be terminated in its entirety.

11. EFFECTS OF TERMINATION

11.1 Termination of Agreement.

11.1.1 If this Agreement expires or terminates for any reason, then no later than […***…] days after the effective date of such expiration or termination, Lilly shall pay all amounts then due and owing (except that Lilly shall have the right to offset any monies owed to Lilly by Zymeworks, if any) as of the termination date and each Party shall return or cause to be returned to the other Party, or destroy, all Confidential Information received from the other Party and all copies thereof; provided, however, that each Party may keep one (1) copy of Confidential Information received from the other Party in its confidential files for record purposes. In the event of termination of this Agreement, except as expressly set forth otherwise in this Agreement (including under the surviving provisions set forth in Section 11.2 and as set forth in Sections 11.1.2, 11.1.3 and 11.1.4), the rights and obligations of the Parties hereunder shall terminate as of the date of such termination. In no event shall Zymeworks be obligated to reimburse Lilly for any portion of the Development Funds, or repurchase any Common Shares or other equity interest purchased by Lilly pursuant to the Subscription Agreement or otherwise, in connection with the expiration or termination of this Agreement.

11.1.2 In the event this Agreement is terminated by Lilly, in its entirety or with respect to one or more Research Programs, pursuant to Section 10.4 in connection with a Gatekeeping Default or RP Default, or pursuant to Section 10.5: (i) except for the obligation to pay Initial License Fees, Development Milestone Payments, Commercial Milestone Payments and Royalties, adjusted as described in Section 11.1.3, 11.1.4 and 11.1.5 below, Lilly shall have no further obligations (a) under this Agreement (if terminated in its entirety) or (b) under this Agreement with respect to the terminated Research Programs, including, without limitation, diligence obligations to develop or commercialize Antibodies or Products Directed to the Lilly Target Pairs that are subject to such Research Programs (such Lilly Target Pairs, or the Lilly Target Pairs that are subject to the terminated Research Programs described in Section 11.1.3 below, as applicable, the “Terminated Target Pairs”; for the avoidance of doubt, if this Agreement is terminated in its entirety, all Lilly Target Pairs shall be deemed Terminated Target Pairs), (ii) Zymeworks hereby grants to Lilly a worldwide perpetual, irrevocable, exclusive license (with rights to sublicense through multiple tiers of sublicensees) under the Zymeworks Intellectual Property to: (a) generate antibodies Directed To the Terminated Target Pairs, solely to the extent contemplated under this Agreement and otherwise perform the Research Plans for the terminated Research Programs, (b) make, have made, use and import such antibodies Directed To the Terminated Target Pairs for incorporation into Products and (c) make, have made, use, offer to sell, sell, and import Products that incorporate such antibodies in the Field in the Territory; (iii) during the […***…] following such termination, Zymeworks shall take all actions reasonably requested by Lilly to enable Lilly to utilize the Zymeworks Intellectual Property, including, without limitation, delivering to Lilly sequence modifications for each Terminated Target Pair consistent with the phases of the Research

Confidential

CONFIDENTIAL

Plan; and (iv) during such […***…] period, Zymeworks shall promptly and fully respond to Lilly’s reasonable questions regarding use of the Zymeworks Intellectual Property for purposes of exercising the license set forth in clause (ii) above.

11.1.3 Notwithstanding anything to the contrary in this Agreement, in the event this Agreement is terminated in its entirety by Lilly pursuant to Section 10.4 in connection with a Gatekeeping Default, the Initial License Fees, Development Milestone Payments, Commercial Milestone Payments and Royalties with respect to Products Directed To the Lilly Targets shall be reduced by […***…]percent ([…***…]%).

11.1.4 Notwithstanding anything to the contrary in this Agreement, in the event this Agreement or any Research Plan is terminated by Lilly pursuant to Section 10.4 in connection with an RP Default, the Initial License Fees, Development Milestone Payments, Commercial Milestone Payments and Royalties with respect to Products Directed To the Lilly Target Pair(s) that were the subject of the Research Program(s) under which the RP Default occurred, shall be reduced by […***…]percent ([…***…]%). For the avoidance of doubt, in the event this Agreement is terminated in its entirety in connection with an RP Default, the Initial License Fees, Development Milestone Payments, Commercial Milestone Payments and Royalties with respect to Products Directed To a Lilly Target Pair that was the subject of a Research Plan under which no RP Default occurred shall not be reduced.

11.1.5 Notwithstanding anything to the contrary in this Agreement, in the event this Agreement or a Research Program is terminated by Lilly pursuant to Section 10.5, the Initial License Fees, Development Milestone Payments, Commercial Milestone Payments and Royalties with respect to Products Directed To the Lilly Target Pair that was the subject of the terminated Research Program (or all Research Programs in the event all Research Programs were in effect at the time of termination) shall be reduced as follows:

	Stage of the Respective Research Program at Time of Termination	Adjustment
1.	Prior to successful achievement of [...***...]	75%
2.	Prior to successful achievement of [...***...]	50%
3.	Prior to successful achievement of [...***...]	25%
4.	After successful achievement of [...***...]	0%

11.2 Survival. Termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such termination, nor affect in any way the survival of any other right, duty or obligation of the Parties which is expressly stated elsewhere in this Agreement to survive such termination. Without limiting the foregoing and except as expressly set forth otherwise in this Agreement, Articles 1 (for interpretation purposes only), 6 (to the extent that any amounts payable accrued prior to the effective date of such expiration/termination and remain unpaid), 8, 9,

Confidential

CONFIDENTIAL

10.1, 11, 13 and 15 and Sections 2.3, 3.3, 7.1, 11.2 and 12.3 shall survive to the extent applicable. Except as otherwise expressly provided herein, all other rights and obligations of the Parties under this Agreement shall terminate upon termination of this Agreement.

11.3 Damages; Relief. Termination of this Agreement shall not preclude either Party from claiming any other damages, compensation or relief that it may be entitled to upon such termination.

11.4 Bankruptcy Code. If this Agreement is rejected by a Party as a debtor under Section 365 of the United States Bankruptcy Code or similar provision in the bankruptcy laws of another jurisdiction (the “Code”), then, notwithstanding anything else in this Agreement to the contrary, all licenses and rights to licenses granted under or pursuant to this Agreement by the Party in bankruptcy to the other Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (or similar provision in the bankruptcy laws of the jurisdiction), licenses of rights to “intellectual property” as defined under Section 101(35A) of the United States Bankruptcy Code (or similar provision in the bankruptcy laws of the jurisdiction). The Parties agree that a Party that is a licensee of rights under this Agreement shall retain and may fully exercise all of its rights and elections under the Code, and that upon commencement of a bankruptcy proceeding by or against a Party under the Code, the other Party shall be entitled to a complete duplicate of, or complete access to (as such other Party deems appropriate), any such intellectual property and all embodiments of such intellectual property, if not already in such other Party’s possession, shall be promptly delivered to such other Party (a) upon any such commencement of a bankruptcy proceeding upon written request therefor by such other Party, unless the bankrupt Party elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under (a) above, upon the rejection of this Agreement by or on behalf of the bankrupt Party upon written request therefor by the other Party. The foregoing provisions of this Section 11.4 are without prejudice to any rights a Party may have arising under the Code.

12. REPRESENTATIONS AND WARRANTIES

12.1 Representations and Warranties by Each Party. Each Party represents and warrants to the other as of the Effective Date that:

12.1.1 it is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation;

12.1.2 it has full corporate power and authority to execute, deliver, and perform this Agreement, and has taken all corporate action required by Applicable Laws and its organizational documents to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement;

12.1.3 this Agreement constitutes a valid and binding agreement enforceable against it in accordance with its terms (except as the enforceability thereof may be limited by bankruptcy, bank moratorium or similar laws affecting creditors’ rights generally and laws restricting the availability of equitable remedies and may be subject to general principles of equity whether or not such enforceability is considered in a proceeding at law or in equity); and

Confidential

CONFIDENTIAL

12.1.4 the execution and delivery of this Agreement and all other instruments and documents required to be executed pursuant to this Agreement, and the consummation of the transactions contemplated hereby do not and shall not (a) conflict with or result in a breach of any provision of its organizational documents, (b) result in a breach of any agreement to which it is a party; or (c) violate any Applicable Laws.

12.2 Representations, Warranties and Covenants by Zymeworks. Zymeworks represents, warrants as of the Effective Date and covenants to Lilly as follows:

12.2.1 Zymeworks has the right to grant to Lilly the licenses under Section 2.1 that it purports to grant hereunder including under the Zymeworks Know-How;

12.2.2 Zymeworks has not granted, and will not grant during the Term, rights (or other encumbrances) to any Third Party under the Zymeworks Intellectual Property, or Joint Inventions that conflict with the rights granted to Lilly hereunder;

12.2.3 As of the Effective Date: (a) Zymeworks has not received any written notice of any threatened claims or litigation seeking to invalidate or otherwise challenge the Zymeworks Patent Rights or Zymeworks’ rights therein; and (b) Zymeworks is not aware of any pending or threatened action, suit, proceeding or claim by a Third Party asserting that Zymeworks is infringing or has misappropriated or otherwise is violating any patent, trade secret or other proprietary right of any Third Party as would reasonably be expected to result in a material adverse effect upon the ability of Zymeworks to fulfill any of its obligations under this Agreement;

12.2.4 There are no claims, actions, or proceedings pending or, to Zymeworks’ knowledge, threatened; nor, to Zymeworks’ knowledge, are there any formal inquiries initiated or written notices received that may lead to the institution of any such legal proceedings, in each case (or in aggregate) against Zymeworks or its properties, assets or business, which if adversely decided, would, individually or in the aggregate, have a material adverse effect on, or prevent Zymeworks’ ability to conduct the Research Programs or to grant the licenses or rights granted to Lilly under this Agreement.

12.3 Limitation. NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, THAT ANY OF THE RESEARCH, DEVELOPMENT AND/OR COMMERCIALIZATION EFFORTS WITH REGARD TO ANY ANTIBODY OR PRODUCT WILL BE SUCCESSFUL.

12.4 No Other Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS OR WARRANTIES OF ANY KIND WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT, EITHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

13. INDEMNIFICATION AND LIABILITY

13.1 Indemnification by Zymeworks. Zymeworks shall indemnify, defend and hold Lilly and its Affiliates, and their respective officers, directors, employees, contractors, agents and

Confidential

CONFIDENTIAL

assigns (each, a “Lilly Indemnified Party”), harmless from and against losses, damages and liability, including reasonable legal expense and attorneys’ fees, (collectively, “Losses”) to which any Lilly Indemnified Party may become subject as a result of any Third Party demands, claims or actions (“Claims”) against any Lilly Indemnified Party (including without limitation product liability claims) arising or resulting from: (a) the research or development of the Antibodies by or on behalf of Zymeworks or its Affiliates under this Agreement (excluding Lilly and its Related Parties); (b) the negligence or willful misconduct of Zymeworks or its Affiliates pursuant to this Agreement, or (c) the material breach of any term in or the covenants, warranties, representations made by Zymeworks to Lilly under this Agreement. Zymeworks is only obliged to so indemnify and hold the Lilly Indemnified Parties harmless to the extent that such Claims do not arise from the material breach of this Agreement by or the negligence or willful misconduct of Lilly or its Related Parties.

13.2 Indemnification by Lilly. Lilly shall indemnify, defend and hold Zymeworks and its Affiliates, and their respective officers, directors, employees, contractors, agents and assigns (each, a “Zymeworks Indemnified Party”), harmless from and against Losses incurred by any Zymeworks Indemnified Party as a result of any Third Party Claims against any Zymeworks Indemnified Party (including without limitation product liability claims) arising or resulting from: (a) the research, development or commercialization of Antibodies or Products by or on behalf of Lilly or its Affiliates, licensees or sublicensees (excluding Zymeworks and its Related Parties) under this Agreement; (b) the negligence or willful misconduct of Lilly or its Affiliates pursuant to this Agreement; or (c) the material breach of any term in or the covenants, warranties, representations made by Lilly to Zymeworks under this Agreement. Lilly is only obliged to so indemnify and hold the Zymeworks Indemnified Parties harmless to the extent that such Claims do not arise from the material breach of this Agreement or the negligence or willful misconduct of Zymeworks or its Related Parties.

13.3 Indemnification Procedure.

13.3.1 Any Lilly Indemnified Party or Zymeworks Indemnified Party seeking indemnification hereunder (“Indemnified Party”) shall notify the Party against whom indemnification is sought (“Indemnifying Party”) in writing reasonably promptly after the assertion against the Indemnified Party of any Claim in respect of which the Indemnified Party intends to base a claim for indemnification hereunder, but the failure or delay so to notify the Indemnifying Party shall not relieve the Indemnifying Party of any obligation or liability that it may have to the Indemnified Party except to the extent that the Indemnifying Party demonstrates that its ability to defend or resolve such Claim is adversely affected thereby.

13.3.2 Subject to the provisions of Section 13.3.3 below, the Indemnifying Party shall have the right, upon providing notice to the Indemnified Party of its intent to do so within […***…] days after receipt of the notice from the Indemnified Party of any Claim, to assume the defense and handling of such Claim, at the Indemnifying Party’s sole expense.

13.3.3 The Indemnifying Party shall select competent counsel in connection with conducting the defense and handling of such Claim, and the Indemnifying Party shall defend or handle the same in consultation with the Indemnified Party, and shall keep the Indemnified Party timely apprised of the status of such Claim. The Indemnifying Party shall not, without the prior

Confidential

CONFIDENTIAL

written consent of the Indemnified Party, agree to a settlement of any Claim which could lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder, or would involve any admission of wrongdoing on the part of the Indemnified Party. The Indemnified Party shall cooperate with the Indemnifying Party, at the request and expense of the Indemnifying Party, and shall be entitled to participate in the defense and handling of such Claim with its own counsel and at its own expense.

13.4 Special, Indirect and Other Losses. NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE UNDER THIS AGREEMENT FOR SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION LOSS OF PROFITS SUFFERED BY THE OTHER PARTY, EXCEPT FOR LIABILITY FOR BREACH OF ARTICLE 8. NOTHING IN THIS SECTION 13.4 SHALL BE CONSTRUED TO LIMIT EITHER PARTY’S INDEMNIFICATION OBLIGATIONS UNDER THIS ARTICLE 13.

13.5 Zymeworks’ Insurance. Zymeworks, at its own expense, shall maintain liability insurance in an amount adequate to cover its obligations under this Agreement during the Term. Zymeworks shall provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage to Lilly upon request.

14. COMPLIANCE

14.1 Compliance with this Agreement. Each of the Parties shall, and shall cause their respective Affiliates to, comply in all material respects with the terms of this Agreement.

14.2 Compliance with Party Specific Regulations. In carrying out their respective obligations under this Agreement, the Parties agree to cooperate with each other as may reasonably be required to help ensure that each is able to fully meet its obligations with respect to the Party Specific Regulations applicable to it. Neither Party shall be obligated to pursue any course of conduct that would result in such Party being in material breach of any Party Specific Regulation applicable to it; provided that in the event that a Party refuses to fulfill its obligations under this Agreement in any material respect on such basis, the other Party shall have the right to terminate this Agreement in accordance with Section 10.4; however, under such circumstances, such termination shall be the sole remedy for such terminating-Party and such terminating-Party shall not be entitled to any other remedy under law or equity. All Party Specific Regulations are binding only in accordance with their terms and only upon the Party to which they relate.

14.3 Compliance with Internal Compliance Codes. All Internal Compliance Codes shall apply only to the Party to which they relate. The Parties agree to cooperate with each other to help insure that each Party is able to comply with the substance of its respective Internal Compliance Codes and, to the extent practicable, each Party shall operate in a manner consistent with its Internal Compliance Codes applicable to its performance under this Agreement.

14.4 Anti-Bribery Commitments. Without limiting the other obligations of the Parties set forth in this Section, in connection with any activities of the Parties under this Agreement, the Parties confirm that they have not given, offered, promised, or authorized, and will not give, offer,

Confidential

CONFIDENTIAL

promise, or authorize, any payment, benefit, or gift of money or anything else of value, directly or through a third party, to (i) any Government or Public Official, as defined below; (ii) any political party, party official or candidate for public or political office; (iii) any person while knowing or having reason to know that all or a portion of the value will be given, offered or promised, directly or indirectly, to anyone describe in terms (i) or (ii) above; or (iv) any owner, director, employee, representative or agent of any actual or potential customer of the Parties, for purposes of influencing any act or decision of such individual in his official capacity, inducing such individual to do or omit to do any act in violation of the individual’s duty, inducing the individual to use the individual’s official influence with a government to affect or influence an act or decision of the government, or to secure any improper advantage in order to assist in obtaining or retaining business. The Parties shall comply with all applicable anti-bribery laws of any jurisdiction, including any record keeping requirements of such laws, in the Countries where the Parties have their principal places of business and where they conduct any activities under this Agreement or any Related Agreements. For the purposes of this Section, “Government or Public Official” means any officer or employee or anyone acting in an official capacity on behalf of: a government or any department or agency thereof; a public international organization (such as the United Nations, the International Monetary Fund, the International Red Cross, and the World Health Organization), or any department, agency or institution thereof; or a government-owned or controlled company, institution, or other entity, including a government-owned hospital or university.

15. GENERAL PROVISIONS

15.1 Assignment. Except as provided in this Section 15.1, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the consent of the other Party; provided, however, that (and notwithstanding anything elsewhere in this Agreement to the contrary) either Party may, without such consent, assign this Agreement and its rights and obligations hereunder in whole or in part to an Affiliate of such Party so long as such Party remains primarily liable for any acts or omissions of such Affiliate, provided further that, either Party, without the written consent of the other Party, may assign this Agreement and its rights and obligations hereunder (or under a transaction under which this Agreement is assumed) in connection with the transfer or sale of all or substantially all of its assets, or in the event of its merger or consolidation or similar transaction. Any attempted assignment not in accordance with this Section 15.1 shall be void. Any permitted assignee shall assume all assigned obligations of its assignor under this Agreement.

15.2 Extension to Affiliates. Except as expressly set forth otherwise in this Agreement, each Party shall have the right to extend the rights and immunities granted in this Agreement to one or more of its Affiliates. All applicable terms and provisions of this Agreement, except this right to extend, shall apply to any such Affiliate to which this Agreement has been extended to the same extent as such terms and provisions apply to the Party extending such rights and immunities. The Party extending the rights and immunities granted hereunder shall remain primarily liable for any acts or omissions of its Affiliates.

15.3 Severability. Should one or more of the provisions of this Agreement become void or unenforceable as a matter of Applicable Laws, then this Agreement shall be construed as if such provision were not contained herein and the remainder of this Agreement shall be in full force and

Confidential

CONFIDENTIAL

effect, and the Parties will use their best efforts to substitute for the invalid or unenforceable provision a valid and enforceable provision which conforms as nearly as possible with the original intent of the Parties.

15.4 Governing Law; English Language. This Agreement shall be governed by and construed in accordance with the laws of the State of New York and the patent laws of the United States without reference to any rules of conflict of laws. This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement.

15.5 Dispute Resolution.

15.5.1 If any dispute, claim or controversy of any nature arising out of or relating to this Agreement, including, without limitation, any action or claim based on tort, contract or statute, or concerning the interpretation, effect, termination, validity, performance or breach of this Agreement (each, a “Dispute”), arises between the Parties and the Parties cannot resolve such Dispute through their respective Project Leaders or JSC, if and as applicable, within […***…] days of a written request by either Party to the other Party (“Notice of Dispute”), and such Dispute is not one for which Lilly has final decision-making as expressly set forth in section 4.6 of this Agreement, either Party may refer the Dispute to senior representatives of each Party for resolution. Each Party, within […***…] after a Party has received such written request from the other Party to so refer such Dispute, shall notify the other Party in writing of the senior representative to whom such dispute is referred. If, after an additional […***…] days after the Notice of Dispute, such representatives have not succeeded in negotiating a resolution of the Dispute, and a Party wishes to pursue the matter, each such Dispute, controversy or claim that is not an “Excluded Claim” (defined below) shall be finally resolved by binding arbitration JAMS pursuant to the Comprehensive Arbitration Rules and Procedures of JAMS then in effect, and judgment on the arbitration award may be entered in any court having jurisdiction thereof.

15.5.2 The arbitration shall be conducted by a single arbitrator experienced in the business of pharmaceuticals (including biologicals). If the issues in dispute involve scientific, technical or commercial matters, the arbitrator chosen hereunder shall engage experts that have educational training or industry experience sufficient to demonstrate a reasonable level of relevant scientific, medical and industry knowledge, as necessary to resolve the dispute. Within […***…] days after initiation of arbitration, the Parties shall select the arbitrator. If the Parties are unable or fail to agree upon the arbitrator within such […***…] day period, the arbitrator shall be appointed by JAMS. The place of arbitration shall be New York, New York, and all proceedings and communications shall be in English.

15.5.3 Prior to the arbitrator being selected, either Party, without waiving any remedy under this Agreement, may seek from any court having jurisdiction any temporary injunctive or provisional relief necessary to protect the rights or property of that Party until final resolution of the issue by the arbitrator or other resolution of the controversy between the Parties. Once the arbitrator is in place, either Party may apply to the arbitrator for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved, and either Party may apply to a court of competent jurisdiction to enforce interim injunctive relief granted by the arbitrator. Any final award by the arbitrator may be entered by either Party in any court having appropriate

Confidential

CONFIDENTIAL

jurisdiction for a judicial recognition of the decision and applicable orders of enforcement. The arbitrator shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages. Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrator’s fees and any administrative fees of arbitration, unless the arbitrators agree otherwise.

15.5.4 Except to the extent necessary to confirm an award or as may be required by law, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable New York statute of limitations.

15.5.5 As used in this Section 15.5, the term “Excluded Claim” means any dispute, controversy or claim that concerns (a) the validity, enforceability or infringement of any patent, trademark or copyright, or (b) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory. Any Excluded Claim may be submitted by either Party to any court of competent jurisdiction over such Excluded Claim.

15.6 Force Majeure. Neither Party shall be responsible to the other for any failure or delay in performing any of its obligations under this Agreement or for other nonperformance hereunder (excluding, in each case, the obligation to make payments when due) if such delay or nonperformance is caused by strike, fire, flood, earthquake, accident, war, act of terrorism, act of God or of the government of any country or of any local government, or by any other cause unavoidable or beyond the control of any Party hereto. In such event, the Party affected will use commercially reasonable efforts to resume performance of its obligations and will keep the other Party informed of actions related thereto.

15.7 Waivers and Amendments. The failure of any Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party. No waiver shall be effective unless it has been given in writing and signed by the Party giving such waiver. No provision of this Agreement may be amended or modified other than by a written document signed by authorized representatives of each Party.

15.8 Relationship of the Parties. Nothing contained in this Agreement shall be deemed to constitute a partnership, joint venture, or legal entity of any type between Zymeworks and Lilly, or to constitute one as the agent of the other. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give any Party the power or authority to act for, bind, or commit the other.

15.9 Notices. All notices, consents or waivers under this Agreement shall be in writing and will be deemed to have been duly given when (a) scanned and converted into a portable document format file (i.e., pdf file), and sent as an attachment to an e-mail message, where, when such message is received, a read receipt e-mail is received by the sender (and such read receipt e-mail is preserved by the Party sending the notice), provided further that a copy is promptly sent by an internationally recognized overnight delivery service (receipt requested)(although the sending of the e-mail message shall be when the notice is deemed to have been given), or (b) the

Confidential

CONFIDENTIAL

earlier of when received by the addressee or five (5) days after it was sent, if sent by registered letter or overnight courier by an internationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and e-mail addresses set forth below (or to such other addresses and e-mail addresses as a Party may designate by notice):

If to Zymeworks:	Zymeworks, Inc.
540-1385 West 8th Avenue
Vancouver, BC
Canada
V6H 3V9
E-mail address: […***…]

and

Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto, CA 95070
Attention: […***…]
E-mail address: […***…]

If to Lilly:	Eli Lilly and Company
Lilly Corporate Center 46285
Indianapolis, Indiana 46285
Attention: […***…]
Fax (317) 651-3051

and

Eli Lilly and Company
Lilly Corporate Center
Indianapolis, IN 46285
Attention: […***…]
Fax (317) 433-3000

Zymeworks shall also provide a copy of any notice (via e-mail if available) to Lilly’s Project Leader.

15.10 Further Assurances. Lilly and Zymeworks hereby covenant and agree without the necessity of any further consideration, to execute, acknowledge and deliver any and all documents and take any action as may be reasonably necessary to carry out the intent and purposes of this Agreement.

15.11 Compliance with Law. Each Party shall perform its obligations under this Agreement in accordance with all Applicable Laws. No Party shall, or shall be required to, undertake any activity under or in connection with this Agreement which violates, or which it believes, in good faith, may violate, any Applicable Laws.

Confidential

CONFIDENTIAL

15.12 No Third Party Beneficiary Rights. This Agreement is not intended to and shall not be construed to give any Third Party any interest or rights (including, without limitation, any Third Party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby, except as otherwise expressly provided for in this Agreement.

15.13 Entire Agreement. This Agreement, the Subscription Agreement and all exhibits and schedules attached hereto and thereto set forth the entire agreement and understanding of the Parties as to the subject matter hereof and supersedes all proposals, oral or written, and all other communications between the Parties with respect to such subject matter. The Parties acknowledge and agree that, as of the Effective Date, all Confidential Information disclosed pursuant to the Confidentiality Agreement by a Party or its Affiliates shall be included in the Confidential Information subject to this Agreement and the Confidentiality Agreement is hereby superseded in its entirety; provided, that the foregoing shall not relieve any Person of any right or obligation accruing under the Confidentiality Agreement prior to the Effective Date. “Confidentiality Agreement” means the Mutual Non-Disclosure Agreement between Zymeworks and Lilly dated […***…], as amended.

15.14 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15.15 Expenses. Each Party shall pay its own costs, charges and expenses incurred in connection with the negotiation, preparation and completion of this Agreement.

15.16 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, successors and permitted assigns.

15.17 Construction. The Parties hereto acknowledge and agree that: (a) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement shall be construed fairly as to all Parties hereto and not in a favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.

15.18 Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive unless explicitly stated to be so, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

15.19 Export. Each Party acknowledges that the laws and regulations of the United States restrict the export and re-export of commodities and technical data of United States origin. Each Party agrees that it will not export or re-export restricted commodities or the technical data of the other Party in any form without appropriate United States and foreign government licenses.

15.20 Notification and Approval. In the event that this Agreement or the transaction(s) set forth herein are subject to notification or regulatory approval in one or more countries, then development and commercialization in such country(ies) will be subject to such notification or

Confidential

CONFIDENTIAL

regulatory approval. The Parties will reasonably cooperate with each other with respect to such notification and the process required thereunder, including in the preparation of any filing. Lilly will be responsible for any and all costs, expenses, and filing fees associated with any such filing.

[Remainder of page left blank intentionally.]

Confidential

CONFIDENTIAL

IN WITNESS WHEREOF, the Parties intending to be bound have caused this Agreement to be executed by their duly authorized representatives.

ZYMEWORKS INC.

By:	/s/ Ali Tehrani
Name: Ali Tehrani, Ph.D.
Title: President & Chief Executive Officer

ELI LILLY AND COMPANY

By:	/s/ John C. Lechleiter
Name: John C. Lechleiter
Title: Chairman, President and CEO

Confidential

CONFIDENTIAL

Exhibit 1.7

APPROVED CROs

[…***…]

Confidential

CONFIDENTIAL

Exhibit 1.32

ELI LILLY AND COMPANY GOOD RESEARCH PRACTICES

Lilly’s quality standards, along with the high level expectations for each standard, are listed below:

1. Facility / Organization

• Facility is suitable for the intended use.

• Facility is adequately protected for the work that is to be performed.

• Risk to continuation of the business identified and minimized in order to restore normal business operation.

2. Contracts / Work Agreements

• Legally binding work agreements are established.

3. Personnel

• Personnel for Study/project support are qualified and can perform Study/project tasks to meet expectations (e.g., curriculum vitae, training records, education records, experiences, etc.).

4. Equipment

• Equipment is adequate to meet the deliverables’ expectations.

5. Computer Systems

• Computer systems are adequate to meet the deliverables’ expectations.

Confidential

CONFIDENTIAL

6. Test Material

• Test materials must be identified, characterized and stored appropriately to ensure that they are suitable for the research purpose. Upon Study completion or termination, all materials should be disposed of appropriately in accordance with the terms of this Agreement.

7. Biological Sample Integrity

• Biological sample life cycle is managed to ensure integrity of their properties (e.g., urine samples, blood samples, tissue samples, cell lines, and genetically engineered mice (GEMs)).

8. Record / Data / Notebook Management

• Data is managed to ensure accuracy, completeness and retrievability.

• Storage areas for essential documents are configured such that the documents are identifiable, retrievable and protected. This includes both short-term and archival storage.

9. Reports

• All data included in reports must be reviewed to ensure that the reports accurately reflect the data.

10. In Vitro Assay

• In vitro assays are performed in a manner that meets scientific and statistical principles and requirements as defined in the work agreements.

11. In Vivo Assay

• In vivo assays are performed with a study design and data analysis plan that meets scientific and statistical principles and requirements.

12. Quality Systems

• Mechanisms exist to help personnel clearly understand their roles and responsibilities (e.g., work instructions, guidance documents, work plans, protocols, requirements, SOPs).

Confidential

CONFIDENTIAL

• Quality Control processes exist to show specifications are met.

Confidential

CONFIDENTIAL

EXHIBIT 3.1.4

RESEARCH PLAN

[…***…]

[…***…]		[…***…]	[…***…]	[…***…]		[…***…]
[…***…]	[…***…]		[…***…]	[…***…]		[…***…]
	[…***…]		[…***…]	[…***…]	[…***…]
[…***…]	[…***…]		[…***…]	[…***…]		[…***…]
	[…***…]		[…***…]	[…***…]		[…***…]
[…***…]	[…***…]		[…***…]	[…***…]		[…***…]
	[…***…]		[…***…]	[…***…]		[…***…]
	[…***…]		[…***…]	[…***…]		[…***…]
	[…***…]		[…***…]	[…***…]	[…***…]

[…***…]
	[…***…]		[…***…]	[…***…]	[…***…]

[…***…]
[…***…]	[…***…]		[…***…]	[…***…]		[…***…]
	[…***…]		[…***…]	[…***…]		[…***…]
	[…***…]		[…***…]	[…***…]		[…***…]
	[…***…]		[…***…]	[…***…]		[…***…]
	[…***…]		[…***…]	[…***…]	[…***…]

[…***…]
	[…***…]		[…***…]	[…***…]	[…***…]

[…***…]
[…***…]	[…***…]		[…***…]	[…***…]	[…***…]
[…***…]
[…***…]

[…***…]

Confidential

CONFIDENTIAL

EXHIBIT 5.1

FORM OF SUBSCRIPTION AGREEMENT

SUBSCRIPTION AGREEMENT

FOR COMMON SHARES

Eli Lilly and Company (hereinafter referred to as the “Subscriber”) hereby agrees to purchase, and Zymeworks, Inc. (the “Corporation”) hereby agrees to issue and sell to the Subscriber, [•] Common Shares of the Corporation (the “Shares”) for the aggregate subscription price of CDN$[•] (the “Subscription Price”), representing a subscription price of CDN$[•] per Share, upon and subject to the terms and conditions set forth herein (the “Agreement”). This Agreement is entered into in connection with that certain Licensing and Collaboration Agreement, by and between the Subscriber and the Corporation, dated as of October 22,2014 (the “License and Collaboration Agreement”).

Confidential

CONFIDENTIAL

Representations, Warranties and Covenants by Subscriber

1. By executing this Agreement, the Subscriber represents, warrants and covenants to the Corporation (and acknowledges that the Corporation and its counsel are relying thereon) as follows:

(a)	Resale Limitations. The Subscriber has been independently advised as to and is aware of the applicable restrictions on the resale of the Shares imposed by the Securities Act (British Columbia), the regulations and rules made thereunder and all administrative policy statements, blanket orders, notices, directions and rulings issued by the British Columbia Securities Commission, all as amended (the “B.C. Securities Laws”) and is aware of the risks in purchasing and other characteristics of such securities and of the fact that the Subscriber may not be able to resell such securities except in accordance with applicable securities legislation and regulatory policies. The Subscriber has been advised to consult its own legal advisers with respect to applicable restrictions on the resale of the Shares and it is solely responsible (and the Corporation is not in any way responsible) for compliance with applicable resale restrictions, and it will comply with such resale restrictions and agrees that all certificates representing the Shares may bear certain legends to that effect.

(b)	Accredited Investor. The Subscriber is agreeing to purchase the Shares pursuant to the accredited investor prospectus exemption (the “Accredited Investor Exemption”) under section 2.3 of National Instrument 45-106 Prospectus and Registration Exemptions (“NI 45-106”) and is an “accredited investor” as that term is defined in NI 45-106 and has completed and signed the certificate attached as Schedule A hereto. The Subscriber is also an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the United States Securities Act of 1933, as amended (the “Act”) and has completed and signed the certificate attached as Schedule B hereto.

(c)	Purchase for Own Account. The Subscriber is purchasing the Shares for its own account and not for the account or benefit of any other person, and is doing so for investment purposes only, and not with a view to resell or otherwise distribute any of the Shares in violation of NI 45-106, the Act or any state or provincial securities laws.

(d)	Investor Sophistication. The Subscriber (i) has knowledge and experience in business and financial matters, prior investment experience, including investment in securities that are non-listed, unregistered and/or not traded on a national securities exchange nor on any automated quotation system; (ii) recognizes the highly speculative nature of this investment; and (iii) is able to bear the economic risk that the Subscriber hereby assumes. The Subscriber, if an entity, was not formed for the purpose of purchasing the Shares.

(e)	Disclosure of Information. The Subscriber, in making the decision to invest in the Shares, has relied solely upon the information provided in this Agreement and Subscriber’s own investigation of the Corporation, including review of any documents, records and books of the Corporation that Subscriber has requested from the Corporation, which investigation has provided the Subscriber with all the information the Subscriber has deemed necessary for purposes of its investment decision. The Subscriber has had a reasonable opportunity to ask questions of, and receive answers from, a person or persons acting on behalf of the Corporation concerning the offering of the Shares and the business, financial conditions and result of operations of the Corporation, and all such questions have been answered by a representative of the Corporation to the full satisfaction of the Subscriber. The Section 1(e) does not limit or modify, however, the representations and warranties of the Corporation in Section 2 of this Agreement or the right of the Subscriber to rely thereon.

(f)

Reliance on Advisers. To the extent necessary, the Subscriber has retained, at its own expense, and relied upon appropriate professional advice regarding the investment, tax and legal merits and consequences of the purchase of the Shares contemplated hereunder and in particular, the Subscriber has been independently advised as to and is aware of the applicable restrictions on the resale of the Shares imposed by securities legislation in the jurisdiction in which it resides and is

Confidential

CONFIDENTIAL

aware of the risks and other characteristics of such Shares and of the fact that the Subscriber may not be able to sell such Shares except in accordance with applicable securities legislation and regulatory policies and the Subscriber is solely responsible (and the Corporation is not in any way responsible) for compliance with applicable resale restrictions.

(g)	No General Solicitation. The Subscriber was contacted regarding the sale of the Shares by the Corporation (or its respective authorized agents or representatives) with whom the Subscriber had a pre-existing relationship and no Shares were offered or sold to the Subscriber by means of any form of general solicitation or general advertising, and in connection therewith, the Subscriber did not: (i) receive or review any advertisement, article, notice or other communication published in a newspaper or magazine or similar media or broadcast over television or radio, whether closed circuit, or generally available, or the internet (including without limitation, internet blogs, bulletin boards, discussion groups or social networking sites); or (ii) attend any seminar, meeting or industry investor conference whose attendees were invited by any general solicitation or general advertising.

(h)	Residence. The Subscriber is organized in the State of Indiana.

(i)	Restricted Securities. The Subscriber understands and acknowledges that the Shares have not been and will not be registered under the Act or any state securities laws, and that the Corporation has no obligation or present intention of filing a registration statement under the Act in respect of the Shares, and the Shares are intended to be exempt from registration under the Act pursuant to the provisions of Rule 506 of Regulation D thereunder, which is in part dependent upon the truth, completeness and accuracy of the representations made by the Subscriber herein.

(j)	No Guarantee of Return. The Subscriber acknowledges and understands that no person has made any written or oral representation: (i) that any person will resell or repurchase any or all of the Shares; (ii) that any person will refund the purchase price of the Shares; or (iii) as to future price or value of the Shares.

(k)	Further Cooperation. If required by applicable securities legislation, policy or order or by any securities commission, stock exchange or other regulatory authority, the Subscriber will, with respect to this Agreement, execute, deliver and file or assist the Corporation in obtaining and filing such reports, undertakings and other documents relating to the purchase of the Shares by the Subscriber as may be required.

(l)	Resale Requirements. The Subscriber, if it decides to offer, sell or otherwise transfer, pledge or hypothecate all or any part of the Shares, will not offer, sell or otherwise transfer, pledge or hypothecate any of such securities (other than pursuant to an effective registration statement under the Act), directly or indirectly unless:

(i)	the sale is to the Corporation; or

(ii)	the sale is made outside the United States in accordance with the requirements of Rule 904 of Regulation S under the Act; or

(iii)	the sale is made pursuant to the exemption from registration under the Act provided by Rule 144 thereunder, if available, and in compliance with any applicable state securities laws; or

(iv)	with the prior written consent of the Corporation, the sale is made pursuant to another exemption from registration under the Act and any applicable state securities laws,

provided that in the case of subparagraphs (iii) and (iv), a written opinion of legal counsel reasonably satisfactory to the Corporation is addressed and provided to the

Confidential

CONFIDENTIAL

Corporation to the effect that the proposed transfer may be effected without registration under the Act or any applicable state securities laws.

(m)	No Public Market. The Subscriber acknowledges that there is currently no active trading market for the Shares, an active trading market for the Shares may never develop, and therefore, the Subscriber may be required to hold the Shares indefinitely.

(n)	Legends. The Subscriber consents to the placement of a legend on any certificate or other document evidencing the Shares to the effect that such securities have not been registered under the Act or any state securities or “blue sky” laws and setting forth or referring to the restrictions on transferability and sale thereof contained in this Agreement and the articles of the Corporation (as amended to date, the “Articles”). The Subscriber acknowledges and consents to the placement of any required legend under applicable Canadian securities laws on any certificate evidencing the Shares issued to the Subscriber. The Subscriber is aware that the Corporation and its transfer agent will make notations in their appropriate records with respect to the restrictions on the transferability of such securities. Stop transfer instructions will be placed with the transfer agent of the Shares, if any, or with the Corporation.

(i)	The legends to be placed on each certificate will be in form substantially similar to the following:

(1)	THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE CORPORATION THAT SUCH SECURITIES MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED ONLY (A) TO THE CORPORATION, (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE ACT, (C) PURSUANT TO THE EXEMPTION FROM REGISTRATION UNDER THE ACT PROVIDED BY RULE 144 THEREUNDER, IF AVAILABLE, AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS, OR (D) WITH THE PRIOR WRITTEN CONSENT OF THE CORPORATION, PURSUANT TO ANOTHER EXEMPTION FROM REGISTRATION UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS; PROVIDED THAT IN THE CASE OF SUBPARAGRAPHS (C) AND (D), THE CORPORATION HAS RECEIVED A WRITTEN OPINION OF LEGAL COUNSEL REASONABLY SATISFACTORY TO IT TO THE EFFECT THAT THE PROPOSED TRANSFER MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE ACT OR ANY APPLICABLE STATE SECURITIES LAWS.

(2)	THE SECURITIES REPRESENTED BY THIS INSTRUMENT ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE, AS SET FORTH IN THE ARTICLES OF THE CORPORATION, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE CORPORATION.

(3)	UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE THE DATE THAT IS 4 MONTHS AND A DAY AFTER THE LATER OF (I) [•], AND (II) THE DATE THE ISSUER BECAME A REPORTING ISSUER IN ANY PROVINCE OR TERRITORY.

(ii)	The Subscriber acknowledges that if the Subscriber resells any of the Shares outside the United States pursuant to Rule 904 of Regulation S under the Act and in compliance with

Confidential

CONFIDENTIAL

local laws and regulations, including holding period restrictions applicable to the Subscriber, at a time when the Corporation is a “foreign issuer” as defined in Regulation S under the Act, the legend set forth in subparagraph (1) above may be removed in connection with such resale by providing to the Corporation and its transfer agent the certificate for the Shares together with a declaration to the effect that the Shares have been resold pursuant to Rule 904 of Regulation S under the Act, in such form as the Corporation may prescribe from time to time.

(o)	Authority. The Subscriber has full power and authority (corporate, statutory and otherwise) to execute and deliver this Agreement. This Agreement has been duly and validly executed and delivered by the Subscriber and constitutes the legal, valid and binding obligation of the Subscriber, enforceable against the Subscriber in accordance with its terms.

(p)	Brokers or Finders. The Subscriber has not engaged, consented to or authorized any broker, finder or intermediary to act on its behalf, directly or indirectly, as a broker, finder or intermediary in connection with the transactions contemplated by the Agreement and the Subscriber hereby agrees to indemnify and hold harmless the Corporation from and against all fees, commissions or other payments owing to any such person or firm acting on behalf of the Subscriber hereunder.

(q)	Indemnification for Breach of Representations or Warranties. The Subscriber hereby agrees to hold the Corporation and its directors, officers, employees, affiliates, controlling persons and agents and their respective officers, directors, employees, counsel, controlling persons and agents, and their respective heirs, representatives, successors and assigns harmless and to indemnify them against all liabilities, costs and expenses incurred by them as a result of any false representation or warranty or any breach or failure by the Subscriber to comply with any covenant made by the Subscriber in this Agreement (including any Schedules attached hereto).

(r)	Compliance with Other Instruments. The entering into of this Agreement, and the transactions contemplated hereby, will not result in the violation of or be in conflict with any of the terms and provisions of any law applicable to, or the constating documents of, the Subscriber or of any agreement, written or oral, to which the Subscriber may be a party or by which it is or may be bound.

(s)	Tax Advisers. The Subscriber acknowledges that purchasing, holding, exercising and disposing of the Shares may have tax consequences under the laws of both Canada and the United States, that prospective purchasers are solely responsible for determining the tax consequences applicable to their particular circumstances and that the undersigned has been advised by the Corporation to consult its tax advisers concerning investment in the Shares.

(t)	Bad Actors. Neither the Subscriber nor any of its directors, executive officers, other officers that may serve as a director or officer of any company in which it invests, general partners or managing members, is subject to any “bad actor” disqualifications described in Rule 506(d)(i) through (viii) under the Act (“Disqualification Events”), except for Disqualification Events covered by Rule 506(d)(2) under the Act and disclosed reasonably in advance of the Closing (as hereinafter defined) in writing in reasonable detail to the Corporation.

Representations, Warranties and Covenants of the Corporation

2. The Corporation hereby represents, warrants and covenants to the Subscriber (and acknowledges that the Subscriber is relying thereon) that, except as set forth on the Schedule of Exceptions furnished to the Subscriber (the “Schedule of Exceptions”) specifically identifying the relevant Section hereof:

(a)	Corporate Authority. The Corporation has the full corporate right, power and authority to carry on its business as now conducted and as proposed to be conducted, and to execute and deliver this Agreement and to take all actions contemplated hereby, including to issue the Shares to the Subscriber.

Confidential

CONFIDENTIAL

(b)	Organization, Good Standing and Qualification. Corporation is duly incorporated, validly existing and in good standing under the laws of Canada and is qualified to carry on business in the Province of British Columbia and in each other jurisdiction, if any, in which the failure to so qualify would have a material adverse effect on its business or properties.

(c)	Capitalization and Voting Rights. Except as set forth on the Schedule of Exceptions, immediately prior to Closing, the authorized capital stock of the Corporation consists, or will consist of:

(i)	An unlimited number of Common Shares of the Corporation (“Common Shares”) of which [•] Common Shares are issued and outstanding.

(ii)	The outstanding Common Shares are owned by the shareholders and in the numbers specified in Exhibit A-1 attached hereto. A pro forma capitalization table, assuming the issuance of the Shares, is attached hereto as Exhibit A-2.

(iii)	The Corporation has not made any representations, agreements or commitments regarding equity incentives to any officer, employee, director or consultant that are inconsistent with the share amounts set forth on Exhibits A-1 and A-2.

(iv)	The outstanding Common Shares are all duly and validly authorized and issued, fully paid and nonassessable, and were issued in accordance with the registration or qualification provisions of the Act, NI 45-106, B.C. Securities Laws and any relevant state or provincial securities laws, or pursuant to valid exemptions therefrom.

(v)	Except for (A) outstanding options as of the Closing to purchase [•] Common Shares granted to directors, officers, employees, consultants and other service providers (the “Options”) pursuant to the Corporation’s Employee Stock Option Plan and a warrant to purchase [•] Common Shares (the “Option Plan”) and (B) that certain Investor Rights Agreement by and among the Subscriber, the Corporation and CTI Life Sciences, L.P. (“CTI”), dated October [22], 2014 (the “Rights Agreement”), there are no outstanding options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from the Corporation of any shares of its capital stock. No adjustment to the exercise price or number of shares issuable upon exercise of any of the Options will occur as a result of or in connection with the issuance of the Shares. In addition, the Corporation has reserved [•] Common Shares for purchase upon exercise of options to be granted in the future under the Option Plan. Except with respect to the Rights Agreement, the Voting Agreement, by and among the Corporation, the Subscriber, and certain other shareholders of the Corporation, dated October [22], 2014 (the “Voting Agreement” and together with the Rights Agreement, the “Related Agreements”), and the Articles, the Corporation is not a party or subject to any agreement or understanding and, to the Corporation’s knowledge (which, for purposes of this Section 2 means actual knowledge of the Chief Executive Officer and Chief Financial Officer of the Corporation after reasonable investigation), there is no agreement or understanding between any persons and/or entities that affects or relates to the voting or giving of written consents with respect to any security or by a director of the Corporation.

(vi)	No stock plan, stock purchase, stock option or other agreement or understanding between the Corporation and any holder of any securities or rights exercisable or convertible for securities provides for acceleration or other changes in the vesting provisions or other terms of such agreement or understanding as a result of the occurrence of any event. The Corporation has never adjusted or amended the exercise price of any stock options previously awarded, whether through amendment, cancellation, replacement grant, repricing or any other means. Except as set forth in the Articles, the Corporation has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or to pay any dividend or make any other distribution in respect thereof.

Confidential

CONFIDENTIAL

(vii)	The Corporation has obtained valid waivers of any rights by other parties to purchase any of the Shares covered by this Agreement.

(d)	Subsidiaries. The Corporation does not presently own or control, directly or indirectly, any interest in any other corporation, association or business entity. The Corporation is not a participant in any joint venture, partnership, or similar arrangement.

(e)	Authorization. All corporate action on the part of the Corporation, the officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of the Corporation hereunder, the authorization, issuance (or reservation for issuance), sale and delivery of the Shares being sold hereunder has been taken or will be taken prior to the Closing, and this Agreement constitutes the valid and legally binding obligation of the Corporation, enforceable in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(f)	Valid Issuance of the Shares. The Shares, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid and non-assessable, and will be free and clear of all liens, charges, claims, encumbrances and restrictions on transfer other than restrictions on transfer under this Agreement, the Articles, and under any applicable U.S., Canadian, state or provincial securities laws.

(g)	Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any U.S., Canadian, state, provincial or local governmental authority on the part of the Corporation is required in connection with the consummation of the transactions contemplated by this Agreement, except (i) the filings pursuant to Regulation D, promulgated by the U.S. Securities and Exchange Commission (the “SEC”) under the Act, and the British Columbia Securities Commission, if needed (which filings will be made within the time period required by Regulation D and NI 45-106, respectively), and (ii) the filings required by applicable state “blue sky” securities laws and provincial laws, rules and regulations (which filings will be made within the time period required by such laws, rules and regulations).

(h)	Offering. Assuming the accuracy of the representations of the Subscriber in Section 1 of this Agreement, and subject to the filings described in Section 2(g) above, the offer, sale and issuance of the Shares as contemplated by this Agreement are exempt from the prospectus and registration requirements of applicable U.S., Canadian, state, provincial and local securities laws, and neither the Corporation nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

(i)	Litigation. Except as set forth on the Schedule of Exceptions, there is no action, suit, proceeding or investigation pending or, to the Corporation’s knowledge, currently threatened involving the Corporation or, to the Corporation’s knowledge, any officer, director or key employee of the Corporation with respect to the Corporation, nor is the Corporation aware of any basis for the foregoing, where such action, suit, proceeding or investigation is reasonably likely to have a material adverse effect on the Corporation. Neither the Corporation nor, to the Corporation’s knowledge, any of its officers, directors or key employees with respect to the Corporation, is a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers, directors or key employees, such as would affect the Corporation in any material respect). There is no material action, suit, proceeding or investigation by the Corporation currently pending or that the Corporation intends to initiate. The foregoing includes, without limitation, material actions, suits, proceedings or investigations pending or currently threatened involving the prior employment of any of the Corporation’s employees, their use in connection with the Corporation’s business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers.

Confidential

CONFIDENTIAL

(j)	Proprietary Information Agreements. Except as set forth on the Schedule of Exceptions, each present and former employee and officer of the Corporation has executed an intellectual property and moral rights waiver pursuant to an employment agreement, in substantially the form provided to counsel for the Subscriber, and each present and former consultant to the Corporation has executed a consulting agreement in substantially the form provided to counsel for the Subscriber. Except as set forth on the Schedule of Exceptions, the Corporation is not aware that any of its present or former employees, officers or consultants is in violation thereof, and the Corporation will use its commercially reasonable efforts to prevent any such violation. No present or former key employee has excluded works or inventions from his or her assignment of inventions pursuant to such key employee’s proprietary information and inventions assignment agreement. Each present and former key employee has executed a non-competition and non-solicitation agreement in substantially the form or forms provided to counsel for the Subscriber.

(k)	Intellectual Property.

(i)	Schedule 2(k) of the Schedule of Exceptions contains a complete and accurate list of all patents, trademarks, domain names and registered copyrights owned or used by the Corporation, and any pending applications for any of the foregoing intellectual property rights filed by or on behalf of the Corporation.

(ii)	It has sufficient title and ownership of or licenses to all patents, trademarks, service marks, trade names, domain names, copyrights, trade secrets, information, proprietary rights, processes and other intellectual property rights (collectively, the “Intellectual Property”) that are, to the Corporation’s knowledge, necessary for its business as now conducted and as proposed to be conducted.

(iii)	Except as set forth on Schedule 2(k) of the Schedule of Exceptions, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership of interests of any kind (other than customary non-disclosure agreements with third parties, nondisclosure, assignment of inventions, and non-competition agreements with the Corporation’s employees and consultants) relating to anything referred to above in this Section 2(k) that are to any extent owned by, or exclusively licensed to, the Corporation.

(iv)	The Corporation is not bound by or a party to any options, licenses or agreements of any kind with respect to the Intellectual Property of any other person or entity (except as listed on Schedule 2(k) and except for nonexclusive rights granted solely for conduct of contract manufacturing and research services, standard end-user, object code, internal-use software license support/maintenance agreements, customary non-disclosure agreements with third parties, nondisclosure, assignment of inventions, and noncompetition agreements with the Corporation’s employees and consultants).

(v)	Except as set forth in Schedule 2(k) of the Schedule of Exceptions, the Corporation has not received any written communications alleging that the Corporation has violated, infringed, diluted or misappropriated or, by conducting its business as proposed, would violate, infringe, dilute or misappropriate any of the Intellectual Property of any other person or entity, and to the knowledge of the Corporation, there is no basis for such an allegation.

(vi)	To the Corporation’s knowledge, the Intellectual Property owned by or licensed to the Corporation have not been violated, infringed, diluted or misappropriated by any other person or entity.

(vii)

The Corporation is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Corporation or

Confidential

CONFIDENTIAL

that would conflict with the Corporation’s business as presently conducted or as proposed to be conducted.

(viii)	Neither the execution nor delivery of this Agreement, nor the carrying on of the business of the Corporation by its employees, nor the conduct of the Corporation’s business as proposed, will, to the Corporation’s knowledge, conflict with or result in a material breach of the terms, conditions or provisions of, or constitute a material default under, any contract, covenant or instrument under which any of such employees is now obligated.

(ix)	To the knowledge of the Corporation, it is not and will not be necessary to utilize any Intellectual Property of any of its employees developed, invented or made prior to their employment by the Corporation except any such Intellectual Property that have previously been assigned or licensed to the Corporation, which Intellectual Property is set forth on Schedule 2(k) of the Schedule of Exceptions.

(x)	Except as set forth on Schedule 2(k) of the Schedule of Exceptions, the abandonment, loss or expiration of any Intellectual Property owned or used by the Corporation has not had and would not reasonably be expected to have a material adverse effect on the Corporation, and to the Corporation’s knowledge no abandonment, loss or expiration of any Intellectual Property that would be expected to have a material adverse effect is pending.

(xi)	The Corporation has taken commercially reasonable steps to maintain and protect the Intellectual Property which it owns and uses, including by disclosing trade secrets and confidential information only on a need to know basis to those of its employees and consultants, strategic and collaborative partners, and lenders, in each case, who have executed valid and enforceable non-disclosure agreements.

(xii)	The transactions contemplated by this Agreement will not have a material adverse effect on the Corporation’s right, title or interest in and to the Intellectual Property owned or purported to be owned by it or licensed to it, and all of such material Intellectual Property will be owned or available for use by the Corporation and on identical terms and conditions immediately after the Closing.

(xiii)	Except as set forth on Schedule 2(k) of the Schedule of Exceptions, the Corporation is not subject to any “open source” or “copyleft” obligations or otherwise required to make any public disclosure or general availability of source code either used or developed by the Corporation.

(l)	Compliance with Other Instruments. The Corporation is not in violation or default of any provision of its Articles or bylaws of the Corporation, (as amended to date, the “Bylaws”), or in any material respect of any instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound, or, to the Corporation’s knowledge, of any provision of any U.S., Canadian, state, provincial or local statute, rule or regulation applicable to the Corporation. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, will not result in any such violation or default or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or contract or an event that results in the creation of any lien, charge or encumbrance upon any assets of the Corporation, or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization or approval applicable to the Corporation, its business or operations or any of its assets or properties, unless such violation, default or conflict would not have a material adverse effect on the Corporation.

Confidential

CONFIDENTIAL

(m)	Agreements; Action.

(i)	Except for agreements explicitly contemplated hereby, by the Related Agreements and agreements entered into the ordinary course of business, there are no agreements, understandings or proposed transactions between the Corporation and any of its officers, directors, consultants, key employees or affiliates or any affiliate thereof.

(ii)	Except this Agreement and the Related Agreements and as set out on the Schedule of Exceptions, there are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which the Corporation is a party or by which it is bound that may involve (A) obligations (contingent or otherwise) of, or payments to the Corporation in excess of, $1,000,000, (B) any license of any patent, copyright, trademark, trade secret or other proprietary right to or from the Corporation (other than (1) the license of the Corporation’s software and products in object code form in the ordinary course of business pursuant to standard end-user agreements, the form of which has been provided to special counsel for the Subscriber or (2) the license to the Corporation of standard, generally commercially available, “off-the-shelf” third-party products that are not and will not to any extent be part of, or influence development of, or require payment with respect to, any product, service or intellectual property offering of the Corporation), (C) provisions materially restricting or affecting the development, manufacture or distribution of the Corporation’s products or services, or (D) indemnification by the Corporation with respect to infringements of proprietary rights.

(iii)	Except as set out on the Schedule of Exceptions, the Corporation has not (A) declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of its capital stock, (B) incurred any indebtedness for money borrowed in excess of $1,000,000, (C) made any loans or advances to any person, other than ordinary advances for travel or other business expenses, or (D) sold, exchanged or otherwise disposed of any of its assets or rights, other than in the ordinary course of business.

(iv)	For the purposes of subsections (ii) and (iii) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities the Corporation has reason to believe are affiliated therewith) will be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

(v)	Except as disclosed in the Schedule of Exceptions, the Corporation has not engaged in the past three (3) months in any discussion (A) with any representative of any corporation or corporations regarding the consolidation, merger or other business combination transaction of the Corporation with or into any such corporation or corporations, (B) with any corporation, partnership, association or other business entity or any individual regarding the sale, conveyance or disposition of all or substantially all of the assets of the Corporation or a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Corporation is disposed of, or (C) regarding any other form of acquisition, liquidation, dissolution or winding up of the Corporation.

(n)

Related-Party Transactions. Except as set forth on the Schedule of Exceptions, no employee, officer or director of the Corporation (a “Related Party”) or member of such Related Party’s immediate family, or any corporation, partnership or other entity in which such Related Party is an officer, director or partner, or in which such Related Party has significant ownership interests or otherwise controls (collectively, the “Additional Related Parties”), is indebted to the Corporation, nor is the Corporation indebted (or committed to make loans or extend or guarantee credit) to any of them, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Corporation, and (iii) for other standard employee benefits made generally available to all employees (including stock option agreements outstanding under any stock option plan approved by the Board of Directors of the Corporation (the “Board of Directors”),

Confidential

CONFIDENTIAL

including the Option Plan). To the Corporation’s knowledge, no Related Party or Additional Related Party has any direct or indirect ownership interest in any firm or corporation with which the Corporation is affiliated or with which the Corporation has a business relationship, or any firm or corporation that competes with the Corporation, except that employees, officers or directors of the Corporation and members of such Related Party’s immediate family may own stock in publicly traded companies that may compete with the Corporation. To the Corporation’s knowledge, no Related Party or Additional Related Party is directly or indirectly interested in any material contract with the Corporation (other than such contracts as relate to any such person’s ownership of capital stock or other securities of the Corporation or employment by the Corporation).

(o)	Permits. The Corporation has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could materially and adversely affect the business, properties, or financial condition of the Corporation, as the case may be, and the Corporation believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted. The Corporation is not in default in any material respect under any of such franchises, permits, licenses, or other similar authority.

(p)	Corporate Documents. Except for amendments necessary to satisfy the representations, warranties or conditions contained in this Agreement (the form of which amendments has been approved by the Subscriber), the Articles and Bylaws of the Corporation are in the form previously provided to the Subscriber.

(q)	Title to Property and Assets. Except (i) for liens for current taxes not yet delinquent, (ii) for liens imposed by law and incurred in the ordinary course of business for obligations not past due to carriers, warehousemen, laborers, materialmen and the like, (iii) for liens in respect of pledges or deposits under workers’ compensation laws or similar legislation or (iv) for minor defects in title, none of which, individually or in the aggregate, materially interferes with the use of such property, the Corporation has good and marketable title to its property and assets free and clear of all mortgages, liens, claims, and encumbrances. With respect to the property and assets it leases, the Corporation is in material compliance with such leases and, to the best of its knowledge, holds a valid leasehold interest free of any liens, claims, or encumbrances, subject to clauses (i)-(ii) above.

(r)

Financial Information. The Corporation has delivered to the Subscriber its audited consolidated financial statements (balance sheet, income statement and cash flow statement, including notes thereto) as of [•] and for the fiscal year then ended, its audited consolidated financial statements (balance sheet, income statement and cash flow statement, including notes thereto) as of [•] and for the fiscal year then ended, and its unaudited consolidated financial statements (balance sheet, income statement and cash flow statement) as of [•] and for the [•]—month period then ended (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with International Financial Reporting Standards on a going concern basis, comprised of the standards and interpretations so described and pronounced by the International Accounting Standards Board as amended from time to time, as adopted by the Canadian Institute of Chartered Accountants (“IFRS”) applied on a consistent basis throughout the periods indicated, except that the unaudited financial statements do not contain all footnotes required by IFRS. The Financial Statements fairly present the financial condition and operating results of the Corporation on a consolidated basis as of the dates and for the periods indicated therein, subject, in the case of the unaudited financial statements, to normal year-end audit adjustments. Except as set forth in the Financial Statements, the Corporation has no material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to [•] (the “Financial Statement Date”), (ii) obligations under contracts and commitments incurred in the ordinary course of business, and (iii) liabilities and obligations of a type or nature not required under IFRS to be reflected in the Financial Statements, which, in all such cases, individually or in the aggregate, are not material to the financial condition or operating results of the Corporation. Except as disclosed in the Financial Statements, the Corporation is not a guarantor or indemnitor of any

Confidential

CONFIDENTIAL

indebtedness of any other person or entity. The Corporation maintains and will continue to maintain a standard system of accounting established and administered in accordance with IFRS.

(s)	Changes. Since the Financial Statement Date, except as set forth on the Schedule of Exceptions, there has not been:

(i)	any material change in the assets, liabilities, financial condition or operating results of the Corporation from that reflected in the Financial Statements, except changes in the ordinary course of business that have not been, in the aggregate, materially adverse;

(ii)	any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results, or business of the Corporation (as such business is presently conducted and as it is proposed to be conducted);

(iii)	any waiver by the Corporation of a valuable right or of a material debt owed to it;

(iv)	any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Corporation, except in the ordinary course of business and that is not material to the assets, properties, financial condition, operating results or business of the Corporation (as such business is presently conducted and as it is proposed to be conducted);

(v)	any material change or amendment to a material contract or arrangement by which the Corporation or any of its assets or properties is bound or subject;

(vi)	any material change in any compensation arrangement or agreement with any employee, officer, director or shareholder;

(vii)	any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets;

(viii)	any resignation or termination of employment of any officer or key employee of the Corporation; and the Corporation is not aware of the impending resignation or termination of employment of any such officer or key employee;

(ix)	a loss of, or material order cancellation by, any major customer or collaborator of the Corporation nor any notice thereof;

(x)	any mortgage, pledge, transfer of a security interest in, or lien created by the Corporation, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Corporation’s ownership or use of such property or assets;

(xi)	any loans or guarantees made by the Corporation to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of business;

(xii)	any declaration, set aside, payment or other distribution in respect of any of the Corporation’s capital stock, or any direct or indirect redemption, purchase or other acquisition of any of such stock by the Corporation;

(xiii)

to the Corporation’s knowledge, any other event or condition of any character, other than events affecting the economy or the Corporation’s industry generally, that might materially and adversely affect the assets, properties, financial condition, operating results, or

Confidential

CONFIDENTIAL

business of the Corporation (as such business is presently conducted and as it is proposed to be conducted); or

(xiv)	any agreement or commitment by the Corporation to do any of the things described in this Section 2(s).

(t)	Employee Benefit Plan. The Corporation is not a member of any employer, management, industry or other trade, labour relations or business association under which the Corporation is obligated to contribute to any employee or contractor employee benefit or industry enhancement fund, including any pension plan, health benefit plan or other similar employee entitlement plan, and Corporation does not have any outstanding liability under any Benefit Plan (as defined below) except as disclosed on the Schedule of Exceptions, nor has the Corporation made or authorized any payment to or for the benefit of any officer or employee on account of salary, pay, fringe benefits, commissions or other compensation, pension, bonus, share of profits or any Benefit Plan, except in the ordinary course of business and at rates consistent with previous years. Except as disclosed on the Schedule of Exceptions:

(i)	all Benefit Plans of the Corporation are funded in accordance with applicable laws and no past service funding liability exists thereunder;

(ii)	no assets (including any surplus) of the Corporation have ever been paid out of a Benefit Plan except to a participant (or beneficiary of the participant) in such Benefit Plan in accordance with its terms and applicable laws;

(iii)	all reports, returns and similar documents (including applications for registration and approval of contributions) with respect to any Benefit Plan required to be filed with any governmental agency or distributed to any Benefit Plan participant have been duly filed on a timely basis or distributed;

(iv)	to the knowledge of the Corporation, there are no pending investigations by any governmental or regulatory agency or authority involving or relating to any Benefit Plan, no pending or threatened claims (except for claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings relating to any Benefit Plan or asserting any rights or claims to benefits under any Benefit Plan which could give rise to a liability nor are there any facts that could give rise to any liability in the event of any such investigation, claim, suit or proceeding;

(v)	no notice in writing has been received by the Corporation of any complaints or other proceedings of any kind involving the Corporation or, to the knowledge of the Corporation, any of the employees of the Corporation before any pension board or committee relating to any Benefit Plan or to the Corporation; and

(vi)	the consummation of the transactions contemplated by this Agreement will not constitute an event under any Benefit Plan or individual agreement with a present or former employee of the Corporation that will or may result in any severance or other payment or in the acceleration, vesting or increase in benefits with respect to any present or former employee of the Corporation;

“Benefit Plan” means any pension, retirement, deferred compensation, profit-sharing, tax-deferred savings plans (including registered retirement savings plans, registered educational savings plans, and tax free saving account plans), savings, disability, medical, dental, health, life, death benefit, stock option, stock purchase, bonus, incentive, vacation entitlement and pay, termination and severance pay or other employee benefit plan, trust, arrangement, contract, agreement, policy or commitment, whether or not any of the foregoing is funded or insured, and whether written or oral, formal or informal, which is

Confidential

CONFIDENTIAL

intended to provide or does in fact provide benefits to any or all employees or former employees of the Corporation, and to which the Corporation is a party or by which the Corporation is bound or with respect to which the Corporation has any liability or potential liability, and for greater certainty includes plans or programs in which the Corporation is obligated to participate by statute.

(u)	Tax Returns, Payments and Elections.

(i) To the knowledge of the Corporation, with the exception of disclosures on Schedule 2(u) of the Schedule of Exceptions, the Corporation has prepared and filed all Tax Returns required to be filed by it with the appropriate Governmental Authority, within the prescribed period, in accordance with the Income Tax Act (Canada) and all other applicable laws (“Applicable Tax Laws”). Each such Tax Return is true, correct and complete in all material respects and such Tax Returns disclose all information required to be disclosed in accordance with Applicable Tax Laws. Corporation is not, and has never been, a member of a group of corporations with which it has filed, or been required to file, consolidated, combined, unitary or similar Tax Returns;

(ii) The Corporation has paid all Taxes and instalments of Taxes required to be paid to any Governmental Authority before the Closing Date, within the prescribed period, pursuant to Applicable Tax Laws. No material deficiency with respect to the payment of any Taxes or instalments of Taxes has been asserted against Corporation by any Governmental Authority. Adequate provision has been made, or will be made prior to Closing, in the financial statements of the Corporation, for all Taxes payable by it for all taxable periods ending, or deemed to end, on or immediately prior to the Closing Date, and, where no taxable period ends or is deemed to end on or immediately prior to the Closing Date, for all Taxes in respect of any time prior to the Closing Date;

(iii) Except as set forth on Schedule 2(u) of the Schedule of Exceptions, the Corporation has duly withheld and collected all Taxes required by Applicable Tax Laws to be withheld or collected by it and has duly remitted to the appropriate Governmental Authority all such Taxes, as and when required by Applicable Tax Laws. The amount of any Taxes withheld or collected but not remitted by the Corporation has been retained in its accounts and will be remitted by it to the appropriate Governmental Authority when due;

(iv) Except as set forth on Schedule 2(u) of the Schedule of Exceptions, there are no material Tax-related enforcement actions, suits, proceedings, investigations or claims now, or to the knowledge of the Corporation, threatened, pending against the Corporation which, if proven, could result in a material liability to the Corporation regarding the payment of Taxes nor are any such aforementioned matters under discussion with any Governmental Authority relating to assessments or reassessments asserted by any such Governmental Authority, and all Tax Returns of the Corporation for the taxation periods ending on or before [•] have been assessed by the relevant Governmental Authority;

(v) The Corporation has not requested, entered into or executed any agreement or other arrangements, or any waiver, providing for any extension of time within which:

(A) to file any Tax Return, or any election, designations or similar filing relating to Taxes;

(B) it is required to pay or remit any Taxes or amounts on account of Taxes; or

(C) any Governmental Authority may assess or collect Taxes;

(vi) The Corporation has not entered into any agreement with, or provided any undertaking to, any person pursuant to which it has assumed liability for the payment of Taxes owing by such person.

Confidential

CONFIDENTIAL

“Tax” or “Taxes” means, collectively:

(a) any taxes, tariffs, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed by any Governmental Authority, including all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Authority in respect thereof, and including those levied on, measured by, or referred to as, income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, property, development, occupancy, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, all licence and registration fees and all employment insurance, health insurance and other government pension plan premiums or contributions; and

(b) any liability for the payment of any amounts of the type described in (a) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreement or arrangements with any other Person with respect to such amounts, including any liability for Taxes of a predecessor entity.

“Tax Return” means any return, report, election, notice, designation, declaration, information return, or other document filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with any Tax, including any schedules or amendments thereto.

“Governmental Authority” means the Government of Canada or the Government of British Columbia or any other provincial, local or other political subdivision thereof, or any foreign or other jurisdiction in which the Corporation conducts all or any part of its business, or which asserts jurisdiction over any properties of the Corporation, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

(v)	Insurance. The Corporation has in full force and effect fire and casualty insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its material properties that might be damaged or destroyed. The Corporation has in full force and effect products liability, errors and omissions, general commercial liability, and directors’ and officers’ liability insurance in amounts customary for companies similarly situated.

(w)	Brokers or Finders. The Corporation has not engaged, consented to or authorized any broker, finder or intermediary to act on its behalf, directly or indirectly, as a broker, finder or intermediary in connection with the transactions contemplated by the Agreement and the Corporation hereby agrees to indemnify and hold harmless the Subscriber from and against all fees, commissions or other payments owing to any such person or firm acting on behalf of the Corporation hereunder.

(x)	Minute Books. The minute books of the Corporation provided to the Subscriber contain complete minutes of all meetings of directors and shareholders and all actions by written consent without a meeting by the directors and shareholders since January 1, 2012, and reflect all transactions referred to in such minutes accurately in all material respects.

(y)

Labor Agreements and Actions; Employee Compensation. The Corporation is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the Corporation’s knowledge, has sought to represent any of the employees, representatives or agents of the Corporation. There is no strike or other labor dispute involving the Corporation pending, or to the Corporation’s knowledge, threatened, that could have a material adverse effect on the assets, properties, financial condition, operating results, or business of the Corporation (as such business is presently conducted and as it is proposed to be conducted), nor is the Corporation aware of any labor organization activity involving its employees. The Corporation is not aware that any officers or key employees, or that any group of key employees, intend to terminate their employment with the Corporation, nor does the Corporation have a present intention

Confidential

CONFIDENTIAL

to terminate the employment of any of the foregoing. The employment of each officer and employee of the Corporation is terminable at the will of the Corporation. The Corporation has complied in all material respects with all applicable Canadian, provincial, state or local equal employment opportunity laws and other laws related to employment. Except as set forth on the Schedule of Exceptions, the Corporation is not a party to or bound by any currently effective employment contract, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation agreement.

(z)	Environmental and Safety Laws. Except as could not reasonably be expected to have a material adverse effect, to the knowledge of the Corporation (i) the Corporation is and has been in compliance with all Environmental Laws (as defined below), (ii) there has been no release or threatened release of any pollutant, contaminant or toxic or hazardous material, substance or waste or petroleum or any fraction thereof (each a “Hazardous Substance”), on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Corporation, and (iii) there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no Hazardous Substance, stored on, any site owned or operated by the Corporation, except for the storage of hazardous waste in compliance with Environmental Laws. The Corporation has made available to the Subscriber true and complete copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies and environmental studies or assessments. For purposes of this Section 2(z), “Environmental Laws” means any law, regulation, or other applicable requirement relating to (iv) releases or threatened releases of Hazardous Substance, (v) pollution or protection of employee health or safety, public health or the environment, or (vi) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

(aa)	Bad Actor Provisions. Neither the Corporation or any of its predecessors, nor, to the Corporation’s knowledge, any affiliated issuer, any director, executive officer, other officer of the Corporation, any beneficial owner of 20% or more of the Corporation’s outstanding voting equity securities, calculated on the basis of voting power or any promoter (as that term is defined in Rule 405 under the Act) connected with the Corporation in any capacity at the time of sale (each, an “Issuer Covered Person” and, together, “Issuer Covered Persons”) is subject to a Disqualification Event. The Company has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event.

(bb)	Indemnification for Breach of Representations and Warranties. The Corporation hereby agrees to hold the Subscriber and its directors, officers, employees, affiliates, controlling persons and agents and their respective officers, directors, employees, counsel, controlling persons and agents, and their respective heirs, representatives, successors and assigns harmless and to indemnify them against all liabilities, costs and expenses incurred by them as a result of any false representation or warranty or any breach or failure by the Corporation to comply with any covenant made by the Corporation in this Agreement (including the Schedule of Exceptions attached hereto).

(cc)	Full Disclosure. The Corporation has fully provided the Subscriber with all the information reasonably available to it that the Subscriber has requested for deciding whether to purchase the Shares. To the knowledge of the Corporation, no representation or warranty made by the Corporation in this Agreement, the exhibits and schedules hereto or any financial statement or certificate prepared and furnished or to be prepared and furnished by the Corporation or its representatives pursuant hereto contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were furnished. To the knowledge of the Corporation, there is no event, fact or condition specifically relating to the Corporation or the business in which it is engaged that has had, or that reasonably could be expected to have, a material adverse effect on the Corporation that has not been set forth in this Agreement or on the Schedule of Exceptions.

Confidential

CONFIDENTIAL

Closing

3. The purchase and sale of the Shares (the “Closing”) will take place remotely via the exchange of documents, signatures and consideration on the date hereof, or such other date as is otherwise agreed to by the Corporation and the Subscriber (the “Closing Date”).

(a) Subject to Section 4 hereof, at the Closing, the Subscriber will deliver to the Corporation: (i) a duly completed and originally executed copy of this Agreement, including all applicable Schedules attached hereto; and (ii) a wire transfer in accordance with the Corporation’s instructions, in an amount equal to the Subscription Price.

(b) Subject to Section 5 hereof, at the Closing, the Corporation will deliver to the Subscriber: (i) a duly completed and originally executed copy of this Agreement, including the Schedule of Exceptions; (ii) the certificates and opinion set forth in Sections 4(d), 4(e), 4(f) and 4(h) below; and (iii) in accordance with the Subscriber’s delivery instructions, a definitive certificate registered in the name of the Subscriber (or in the other name or names as requested by the Subscriber), representing the Shares.

4. Conditions to the Subscriber’s Obligations to Close. The Subscriber’s obligation to purchase the Shares at the Closing is subject to the fulfillment on or before the Closing of each of the following conditions, unless waived by the Subscriber:

(a)	Representations and Warranties. Except as set forth or modified by the Schedule of Exceptions, the representations and warranties made by the Corporation in Section 2 will be true and correct in all material respects as of the Closing.

(b)	Covenants. The Corporation will have performed or complied in all material respects with all covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Corporation on or prior to the Closing.

(c)	Blue Sky/B.C. Securities Laws. The Corporation will have obtained all necessary U.S. state securities and “blue sky” law and B.C. Securities Laws permits and qualifications, or have the availability of exemptions therefrom, required by any state or province for the offer and sale of the Shares.

(d)	Compliance Certificate. The Corporation will have delivered a certificate duly executed by the Chief Executive Officer of the Corporation stating that the conditions in Sections 4(a) and 4(b) have been satisfied.

(e)	Secretary’s Certificate. The Subscriber will have received from the Corporation’s Secretary a certificate having attached thereto (i) the Corporation’s Articles, as in effect at the time of the Closing; (ii) the Corporation’s Bylaws as in effect at the time of the Closing; and (iii) resolutions approved by the Board of Directors authorizing the transactions contemplated by this Agreement;

(f)	Good Standing. The Corporation will have delivered to the Subscriber a certificate status of the Corporation issued by Corporations Canada, dated as of a recent date, with respect to the status and good standing of the Corporation.

(g)	Board Approval. The Corporation will have received all requisite approvals from its directors.

(h)	Legal Opinion. The Subscriber will have received from legal counsel for the Corporation, an opinion, dated as of the Closing Date, in substantially the form of Exhibit B attached to this Agreement.

(i)	Completion of Due Diligence. The Subscriber will have completed, to the Subscriber’s satisfaction, a due diligence investigation of the Corporation, including with respect to the business, legal matters and intellectual property of the Corporation.

Confidential

CONFIDENTIAL

5. Conditions to the Corporation’s Obligations to Close. The Corporation’s obligation to sell and issue the Shares at the Closing is subject to the fulfillment on or before the Closing of the following conditions, unless waived by the Corporation:

(a)	Representations and Warranties. The representations and warranties made by the Subscriber in Section 1 will be true and correct in all material respects as of the Closing.

(b)	Covenants. The Subscriber will have performed or complied in all material respects with all covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Subscriber on or prior to the Closing Date.

(c)	Compliance with Securities Laws. The Corporation will be satisfied that the offer and sale of the Shares will be qualified or exempt from registration or qualification under all applicable Canadian and U.S. federal, state and provincial securities laws.

6. Further Assurances. Each party hereto will, promptly upon request by the other party, provide such other party with any additional information and execute and deliver to such other party additional undertakings, questionnaires and other documents as such other party may reasonably request in connection with the issue and sale of the Shares. Each party acknowledges and agrees that such undertakings, questionnaires and other documents, when duly executed and delivered, will form part of and will be incorporated into this Agreement with the same effect as if each constituted a representation and warranty or covenant of the delivering party hereunder in favor of the requesting party. Each party consents to the filing of such undertakings, questionnaires and other documents as may be required to be filed with any stock exchange or securities regulatory authority in connection with the transactions contemplated under this Agreement.

7. Disclosure of Personal Information. The Subscriber acknowledges that this Agreement requires the Subscriber to provide certain personal information about the Subscriber to the Corporation. Such information is being collected by the Corporation for the purposes of completing the offering of the Shares, which includes, without limitation, determining the eligibility of the Subscriber to purchase the Shares under applicable securities legislation, preparing and registering certificates representing the Shares to be issued to the Subscriber and completing filings required by applicable securities regulatory authorities. Personal information regarding the Subscriber may be disclosed by the Corporation to: (a) stock exchanges or securities regulatory authorities (including the British Columbia Securities Commission (the “BCSC”) and, if applicable, the Ontario Securities Commission (the “OSC”), as discussed below); (b) any government agency, board or other entity; and (c) any of the other parties involved in the offering of the Shares, including the Corporation and its legal counsel, and may be included in record books in connection with the offering of the Shares. By executing this Agreement, the Subscriber is deemed to be consenting to the foregoing collection, use and disclosure of such personal information.

8. Canadian Securities Matters. The Subscriber acknowledges that it has been notified by the Corporation: (a) of the requirement to deliver to BCSC and, if applicable, to the OSC, the full name, residential address and telephone number of the purchaser of the securities, the number and type of securities purchased, the total purchase price, the exemption relied upon and the date of distribution; (b) that this information is being collected indirectly by the BCSC and, if applicable, the OSC, under the authority granted to it under applicable securities legislation; (c) that this information is being collected for the purposes of the administration and enforcement of the securities legislation of British Columbia and, if applicable, Ontario; (d) that the BCSC can be contacted at British Columbia Securities Commission, P.O. Box 10142, Pacific Centre, 701 West Georgia Street, Vancouver, British Columbia, V7Y 1L2, Telephone: (604) 899-6500, Toll free across Canada: 1-800-373-6393, Facsimile: (604) 899-658, and can answer any questions about the BCSC’s indirect collection of this information; and (e) that, if applicable, the OSC can be contacted through the Administrative Assistant to the Director of Corporate Finance at Ontario Securities Commission, Suite 1903, Box 55, 20 Queen Street West, Toronto, Ontario, M5H 3S8, or at (416) 593¬3684, and can answer any questions about the OSC’s indirect collection of this information.

9. Anti-Money Laundering Provisions. The Subscriber represents and warrants that the Subscription Price, which will be paid by the Subscriber to the Corporation hereunder (a) will not represent proceeds of crime for the purposes of the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) (the “PCMLA”), (b) was not and is not, directly or indirectly, derived from activities that may contravene federal or state regulations,

Confidential

CONFIDENTIAL

including those administered by the U.S. Treasury Department’s Office of Foreign Asset Control (“OFAC”), or (c) will not represent proceeds of crime under any other applicable similar legislation and acknowledges that the Corporation may in the future be required by law to disclose its name and other information relating to this Agreement and the transaction contemplated hereby, on a confidential basis, pursuant to the PCMLA or other applicable legislation. To the knowledge of the Subscriber, none of the Subscription Price to be provided by the Subscriber (i) has been or will be derived from or related to any activity that is deemed criminal under the law of Canada or the United States of America, or (ii) are being tendered on behalf of a person or entity who has not been identified to the Subscriber. The Subscriber will promptly notify the Corporation if it discovers that any of such representations ceases to be true and provide the Corporation with appropriate information in connection therewith. The lists of OFAC prohibited countries, territories, persons and entities can be found on the OFAC website at http://www.treas.gov/ofac.

10. Counterparts; Electronic Delivery. This Agreement may be executed in any number of counterparts, each of which will be enforceable against the parties actually executing such counterparts, and all of which together will constitute one instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.rightsignature.com) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

General

11. Defined Terms. Terms which are used in this Agreement and not otherwise defined and which are defined in B.C. Securities Laws or the Act will have the meanings defined in the B.C. Securities Laws or the Act unless the context otherwise requires.

12. Gender; Number. This Agreement is to be read with all changes in gender or number required by the context.

13. Headings. The headings in this Agreement are for convenience of reference only and do not affect the interpretation of this Agreement.

14. References. A reference to an Article or a Section is to an Article or a Section of this Agreement unless otherwise specified. In this Agreement, unless something in the subject matter or context is inconsistent therewith or unless otherwise herein provided, a reference to any statute is to that statute as now enacted or as the same may from time to time be amended, re-enacted or replaced and includes any regulation made thereunder.

15. Expenses. Each party acknowledges and agrees that all costs incurred by such party (including any fees and disbursements of any special counsel retained by such party) relating to the sale of the Shares to the Subscriber will be borne by such party.

16. Governing Law; Venue. This Agreement shall be exclusively construed and governed by the laws in force in British Columbia and the laws of Canada applicable thereto and the courts of British Columbia (and the Supreme Court of Canada, if necessary) shall have exclusive jurisdiction to hear and determine all disputes arising hereunder. Each of the parties hereto irrevocably attorns to the jurisdiction of said courts and consents to the commencement of proceedings in such courts.

17. Time of the Essence. Time is of the essence of this Agreement.

18. Successors and Assigns. This Agreement, and any and all rights, duties and obligations hereunder, will not be assigned, transferred, delegated or sublicensed by either party without the prior written consent of the other party. Any attempt by either party without such permission to assign, transfer, delegate or sublicense any rights, duties or obligations that arise under this Agreement will be void. Subject to the foregoing and except as otherwise provided herein, the provisions of this Agreement will inure to the benefit of and be binding upon the respective heirs, executors, administrators, successors and permitted assigns of the parties hereto.

19. Entire Agreement. This Agreement (including the Schedules, Exhibits and the Schedule of Exceptions attached hereto) and the Related Agreements represent the entire agreement of the parties hereto relating to the subject

Confidential

CONFIDENTIAL

matter hereof and there are no representations, covenants or other agreements relating to the subject matter hereof except as stated or referred to herein.

20. Amendment. No amendment to this Agreement will be valid or binding unless set forth in writing and duly executed by the parties hereto. No waiver of any breach of any provision of this Agreement will be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided, will be limited to the specific breach waived.

21. Survival. The covenants, representations and warranties contained herein will survive the execution and delivery of this Agreement and the Closing for twenty-four (24) months.

22. Currency. All references to currency herein, other than in Schedule B, are to lawful money of Canada.

23. Organizational Documents. The Subscriber acknowledges and agrees that the Shares are subject to the rights, privileges, restrictions, and conditions outlined in the constating documents of the Corporation, including but not limited to, the requirement that shareholders of the Corporation under certain terms and conditions must sell all of the shares held by such shareholders under a third party offer.

24. Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, will be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Agreement will be enforceable in accordance with its terms.

25. Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to a party to this Agreement upon any breach or default of the other party under this Agreement will impair any such right, power or remedy of such non-defaulting party, nor will it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor will any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and will be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, will be cumulative and not alternative.

26. Notices. All notices and other communications given or made pursuant to this Agreement will be in writing and will be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one business (1) day after deposit with a nationally recognized overnight courier, specifying next business day delivery, with written verification of receipt. All communications will be sent to the respective parties at their address as set forth below their respective signatures hereto, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 26. If notice is given to the Corporation, a copy (which will not constitute notice) will also be sent to Blake, Cassels & Graydon LLP, 595 Burrard St., Suite 2600, Vancouver, BC, V7X 1L3, Attn: […***…]. If notice is given to the Subscriber, a copy (which will not constitute notice) will also be sent to Wyrick Robbins Yates & Ponton LLP, 4101 Lake Boone Trail, Suite 300, Raleigh, NC 27607, Attn: […***…]. The Subscriber hereby confirms the Shares will be registered in the name of Eli Lilly and Company and for the purposes of post-closing filings with applicable securities commissions in Canada the Subscriber discloses the address of Eli Lilly and Company as 1 Lilly Corporate Ctr., Indianapolis, IN 46285, […***…], Attn: […***…].

[Signature Page Follows]

Confidential

CONFIDENTIAL

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CORPORATION:

ZYMEWORKS, INC.

By:
Name:
Title:

SUBSCRIBER:

ELI LILLY AND COMPANY

By:
Name:
Title:

Confidential

CONFIDENTIAL

Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana 46285
Attn: [...***...]
Facsimile: [...***...]

and

Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana 46285
Attn: [... ***...]
Facsimile: [...***...]

and

Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana 46285
Attn: [...***...]
Facsimile: [...***...]

Email:	[...***...]

Confidential

CONFIDENTIAL

SCHEDULE A

ACCREDITED INVESTOR EXEMPTION CERTIFICATE

To be completed and signed by all Subscribers relying on the Accredited Investor Exemption under NI 45–106

The Subscriber represents and warrants to the Corporation that the Subscriber is an “accredited investor” as that term is defined in NI 45-106 by virtue of the fact that the Subscriber satisfies one or more of the categories indicated below.

PLEASE PLACE AN “X” AGAINST THE APPROPRIATE CATEGORY OR CATEGORIES BELOW:

(a)	a Canadian financial institution, or a Schedule III bank;

(b)	the Business Development Bank of Canada incorporated under the Business Development Bank of Canada Act (Canada);

(c)	a subsidiary of any person referred to in paragraphs (a) or (b), if the person owns all of the voting securities of the subsidiary, except the voting securities required by law to be owned by directors of that subsidiary;

(d)	a person registered under the securities legislation of a jurisdiction of Canada as an adviser or dealer, other than a person registered solely as a limited market dealer under one or both of the Securities Act (Ontario) or the Securities Act (Newfoundland and Labrador);

(e)	an individual registered or formerly registered under the securities legislation of a jurisdiction of Canada as a representative of a person referred to in paragraph (d);

(f)	the Government of Canada or a jurisdiction of Canada, or any crown corporation, agency or wholly-owned entity of the Government of Canada or a jurisdiction of Canada;

(g)	a municipality, public board or commission in Canada and a metropolitan community, school board, the Comité de gestion de la taxe scolaire de l’île de Montréal or an intermunicipal management board in Québec;

(h)	any national, federal, state, provincial, territorial or municipal government of or in any foreign jurisdiction, or any agency of that government;

Confidential

CONFIDENTIAL

(i)	a pension fund that is regulated by either the Office of the Superintendent of Financial Institutions (Canada), a pension commission or similar regulatory authority of a jurisdiction of Canada;

(j)	an individual who, either alone or with a spouse, beneficially owns financial assets having an aggregate realizable value that before taxes, but net of any related liabilities, exceeds $1,000,000;

(k)	an individual whose net income before taxes exceeded $200,000 in each of the 2 most recent calendar years or whose net income before taxes combined with that of a spouse exceeded $300,000 in each of the 2 most recent calendar years and who, in either case, reasonably expects to exceed that net income level in the current calendar year;

(l)	an individual who, either alone or with a spouse, has net assets of at least $5,000,000;

(m)	a person, other than an individual or investment fund, that has net assets of at least $5,000,000 as shown on its most recently prepared financial statements;

(n)	an investment fund that distributes or has distributed its securities only to

(i)	a person that is or was an accredited investor at the time of the distribution;

(ii)	a person that acquires or acquired securities in the circumstances referred to in sections 2.10 [Minimum amount investment], or 2.19 [Additional investment in investment funds] of NI 45-106; or

(iii)	a person described in paragraph (i) or (ii) that acquires or acquired securities under section 2.18 [Investment fund reinvestment] of NI 45-106;

(o)	an investment fund that distributes or has distributed securities under a prospectus in a jurisdiction of Canada for which the regulator or, in Québec, the securities regulatory authority, has issued a receipt;

Confidential

CONFIDENTIAL

(p)	a trust company or trust corporation registered or authorized to carry on business under the Trust and Loan Companies Act (Canada) or under comparable legislation in a jurisdiction of Canada or a foreign jurisdiction, acting on behalf of a fully managed account managed by the trust company or trust corporation, as the case may be;

(q)	a person acting on behalf of a fully managed account managed by that person, if that person

(i)	is registered or authorized to carry on business as an adviser or the equivalent under the securities legislation of a jurisdiction of Canada or a foreign jurisdiction; and

(ii)	in Ontario, is purchasing a security that is not a security of an investment fund;

(r)	a registered charity under the Income Tax Act (Canada) that, in regard to the trade, has obtained advice from an eligibility adviser or an adviser registered under the securities legislation of the jurisdiction of the registered charity to give advice on the securities being traded;

(s)	an entity organized in a foreign jurisdiction that is analogous to any of the entities referred to in paragraphs (a) to (d) or paragraph (i) in form and function;

(t)	a person in respect of which all of the owners of interests, direct, indirect or beneficial, except the voting securities required by law to be owned by directors, are persons that are accredited investors;

(u)	an investment fund that is advised by a person registered as an adviser or a person that is exempt from registration as an adviser; or

(v)	a person that is recognized or designated by the securities regulatory authority or, except in Ontario and Québec, the regulator as an accredited investor.

Date:

Confidential

CONFIDENTIAL

Signature of Subscriber

(Print Name of Subscriber)

Confidential

CONFIDENTIAL

For the purposes of this Schedule A, the following definitions are included for convenience:

“bank” means a bank named in Schedule I or II of the Bank Act (Canada);

“Canadian financial institution” means

(a)	an association governed by the Cooperative Credit Associations Act (Canada) or a central cooperative credit society for which an order has been made under section 473(1) of that Act; or

(b)	a bank, loan corporation, trust company, trust corporation, insurance company, treasury branch, credit union, caisse populaire, financial services cooperative, or league that, in each case, is authorized by an enactment of Canada or a jurisdiction of Canada to carry on business in Canada or a jurisdiction of Canada;

“director” means (a) a member of the board of directors of a company or an individual who performs similar functions for a company, and (b) with respect to a person that is not a company, an individual who performs functions similar to those of a director of a company;

“eligibility adviser” means

(a)	a person that is registered as an investment dealer and authorized to give advice with respect to the type of security being distributed;

(b)	in Saskatchewan or Manitoba, also means a lawyer who is a practicing member in good standing with a law society of a jurisdiction of Canada or a public accountant who is a member in good standing of an institute or association of chartered accountants, certified general accountants or certified management accountants in a jurisdiction of Canada provided that the lawyer or public accountant must not;

(c)	have a professional, business or personal relationship with the issuer, or any of its directors, executive officers, founders, or control persons; and

(d)	have acted for or been retained personally or otherwise as an employee, executive officer, director, associate or partner of a person that has acted for or been retained by the issuer or any of its directors, executive officers, founders or control persons within the previous 12 months;

“financial assets” means

(a)	cash;

(b)	securities; or

(c)	a contract of insurance, a deposit or an evidence of a deposit that is not a security for the purposes of securities legislation;

“foreign jurisdiction” means a country other than Canada or a political subdivision of a country other than Canada;

“fully managed account” means an account of a client for which a person makes the investment decisions if that person has full discretion to trade in securities for the account without requiring the client’s express consent to a transaction;

“investment fund” has the same meanings as in National Instrument 81-106 – Investment Fund Continuous Disclosure;

Confidential

CONFIDENTIAL

“jurisdiction” means a province or territory of Canada except when used in the term “foreign jurisdiction”;

“person” includes (a) an individual, (b) a corporation, (c) a partnership, trust, fund and an association, syndicate, organization or other organized group of persons, whether incorporated or not, and (d) an individual or other person in that person’s capacity as a trustee, executor, administrator or personal or other legal representative;

“regulator” means

(a)	the Executive Director, as defined under section 1 of the Securities Act (British Columbia); and

(b)	such other person as is referred to in Appendix D of National Instrument 14-101 – Definitions;

“related liabilities” means

(a)	liabilities incurred or assumed for the purpose of financing the acquisition or ownership of financial assets; or

(b)	liabilities that are secured by financial assets;

“Schedule III bank” means an authorized foreign bank named in Schedule III of the Bank Act (Canada);

“securities legislation” means

(a)	for British Columbia, the Securities Act (British Columbia) and the regulations, rules and forms under such Act and the blanket rulings and orders issued by the British Columbia Securities Commission; and

(b)	for other Canadian jurisdictions, such other statutes and instruments as are listed in Appendix B of National Instrument 14-101 – Definitions;

“securities regulatory authority” means

(a)	the British Columbia Securities Commission; and

(b)	in respect of any local jurisdiction other than British Columbia, means the securities commission or similar regulatory authority listed in Appendix C of National Instrument 14-101 – Definitions;

“spouse” means, an individual who,

(a)	is married to another individual and is not living separate and apart within the meaning of the Divorce Act (Canada), from the other individual; or

(b)	is living with another individual in a marriage-like relationship, including a marriage-like relationship between individuals of the same gender; or

(c)	in Alberta, is an individual referred to in paragraph (a) or (b), or is an adult interdependent partner within the meaning of the Adult Interdependent Relationships Act (Alberta);

“subsidiary” means an issuer that is controlled directly or indirectly by another issuer and includes a subsidiary of that subsidiary;

“voting security” means a security of an issuer that:

(a)	is not a debt security; and

Confidential

CONFIDENTIAL

(b)	carries a voting right either under all circumstances or under some circumstances that have occurred and are continuing;

An issuer is considered to be affiliated with another issuer if:

(a)	one of them is the subsidiary of the other; or

(b)	each of them is controlled by the same person;

A person is considered to beneficially own securities that are beneficially owned by:

(a)	an issuer controlled by that person; or

(b)	an affiliate of that person or an affiliate of an issuer controlled by that person;

A person (first person) is considered to control another person (second person) if:

(a)	the first person, directly or indirectly, beneficially owns or exercises control or direction over securities of the second person carrying votes which, if exercised, would entitle the first person to elect a majority of the directors of the second person, unless that first person holds the voting securities only to secure an obligation;

(b)	the second person is a partnership, other than a limited partnership, and the first person holds more than 50% of the interests of the partnership; or

(c)	the second person is a limited partnership and the general partner of the limited partnership is the first person.

All terms used in this Schedule A which are not otherwise defined in this Schedule A have the meanings defined in the Subscription Agreement to which this Schedule A is attached. All other terms which are used in this Schedule A and not otherwise defined and which are defined in the Securities Act (British Columbia), the regulations, rules and policy statements made thereunder, as amended, have the meanings defined in such legislation, regulations, rules and policy statements.

Confidential

CONFIDENTIAL

SCHEDULE B

To be completed and signed by all Subscribers

CERTIFICATE

TO: Zymeworks Inc.

The Subscriber represents and warrants to the Corporation that he, she or it comes within the category or categories marked below, and that for any category marked, he, she or it has truthfully set forth, where applicable, the factual basis or reason the Subscriber comes within that category. The Subscriber agrees to furnish any additional information which the Corporation deems necessary in order to verify the answers set forth below. All references to $ in this confidential investor questionnaire are to United States dollars.

Category A ______	The Subscriber is an individual (not a partnership, corporation, etc.) whose individual net worth, or joint net worth together with his or her spouse, presently exceeds USD $1,000,000.

Explanation. In calculating net worth you may include equity in personal property and real estate, excluding your principal residence, but including cash, short-term investments, stock and securities, provided that you deduct any debts you owe. Equity in personal property and real estate should be based on the fair market value of such property less debt secured by such property.

Category B ______	The Subscriber is an individual (not a partnership, corporation, etc.) who had an income in excess of USD $200,000 in each of the two most recent years, or joint income with his or her spouse in excess of USD $300,000 in each of those years (in each case including foreign income, tax exempt income and full amount of capital gains and losses but excluding any income of other family members and any unrealized capital appreciation) and has a reasonable expectation of reaching the same income level in the current year.

Category C ______	The Subscriber is a director or executive officer of the Corporation.

Category D ______	The Subscriber is a bank, as defined in Section 3(a)(2) of the Act; a savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Act, whether acting in its individual or fiduciary capacity; any insurance company as defined in Section 2(a)(13) of the Act; any investment company registered under the Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of that Act; any Small Business Investment Company (“SBIC”) licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; any plan established and

Confidential

CONFIDENTIAL

maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of USD $5,000,000; any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such act, which is either a bank, savings and loan association, insurance company, or registered investment advisor, or if the employee benefit plan has total assets in excess of USD $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are Accredited Investors (describe entity below).

Category E ______	The Subscriber is a private business development company as defined in Section 202(a)(22) of the Investment Advisors Act of 1940.

Category F __X__	The Subscriber is either a corporation, partnership, Massachusetts or similar business trust, or non-profit organization within the meaning of Section 501(c)(3) of the Internal Revenue Code, in each case not formed for the specific purpose of acquiring the Shares and with total assets in excess of USD $5,000,000. (describe entity below)

Category G ______	The Subscriber is a trust with total assets in excess of USD $5,000,000, not formed for the specific purpose of acquiring the Shares, where the purchase is directed by a “sophisticated person” as described in Rule 506(b)(2)(ii) under the Act.

Category H ______	The Subscriber is an entity in which all of the equity owners are “accredited investors” within one or more of the above categories. If relying upon this Category alone, each equity owner must complete a separate copy of this Schedule B. (describe entity below)

The Subscriber agrees that the Subscriber will notify the Corporation at any time on or prior to the Closing Date in the event that the

Confidential

CONFIDENTIAL

representations and warranties in this Agreement will cease to be true, accurate and complete. The above representations and warranties of the Subscriber will be true and correct both as of the execution of this certificate and as of the closing time of the purchase and sale of the Shares and will survive the completion of the issue of the Shares.

IN WITNESS WHEREOF, the Subscriber has executed this confidential investor questionnaire as of the ____ day of __________, ______.

If a Corporation, Partnership or Other Entity:	If an Individual:

Name of Entity	Signature

Type of Entity	Printed or Typed Name

Signature of Person Signing	Social Security or Taxpayer I.D. Number

Printed or Typed Name and Title of Person Signing

Confidential

CONFIDENTIAL

EXHIBIT 9.2

PRESS RELEASE

illy, Zymeworks Announce Expansion of Strategic Licensing and

Collaboration Agreement

Broad Bi-Specific Antibody Collaboration Now Includes Targets that Could Lead to New

Cancer Immunotherapies

Indianapolis, IN and Vancouver, BC, Canada (October 22, 2014) – Zymeworks Inc. and Eli Lilly and Company (NYSE: LLY) today announced the expansion of their existing licensing and collaboration agreement.

Originally announced in January 2014, the global strategic collaboration is focused on the development of an undisclosed number of novel bi-specific antibody therapeutics using Zymeworks’ proprietary Azymetric™ platform.

Today, Lilly is opting to expand the collaboration by up to potentially US $375 million in milestones and other payments, plus tiered sales royalties based on country-by-country intellectual property, and sales to include development of several immuno-modulatory bi-specific antibodies against multiple targets. Zymeworks will receive an initial up-front payment in the form of an equity investment, which will strengthen the strategic relationship between the two companies. The majority of financial terms consist of potential milestone payments contingent on the achievement of certain development and commercial milestone events predominantly focused on the United States, Japan and global sales. Further financial terms were not disclosed.

Bi-specific antibodies have the potential to provide improved outcomes for patients by simultaneously targeting two proteins resulting in additive or synergistic responses.

“We are pleased to expand our collaboration with Zymeworks to develop potential immunotherapies for those fighting cancer around the world. There are many targets involved in the controlled activation and redirection of the immune system and we know that immunotherapies will not be a one-size-fits-all treatment,” said Sue Mahony, senior vice president and president, Lilly Oncology. “In addition to immunotherapy programs, Lilly has a robust oncology pipeline that includes both small molecules and monoclonal antibodies, which are being studied to treat a wide range of cancers.”

“Lilly is a global pharmaceutical company and we are delighted to expand our collaboration to develop novel bi-specific immunotherapies. This expansion of our strategic collaboration speaks to the robustness of our Azymetric™ platform for the development of innovative biologics,” said Ali Tehrani, president and CEO of Zymeworks. “Lilly’s investment in Zymeworks also highlights the strength and promise of our oncology-focused pipeline candidates in helping patients with significant unmet medical needs.”

This collaboration with Zymeworks adds to Lilly’s bi-specific antibody and immunotherapy research portfolio. In July 2014, Lilly also announced an agreement to co-discover and co-develop novel cancer therapies with Immunocore.

Confidential

CONFIDENTIAL

About Eli Lilly and Company

Lilly is a global healthcare leader that unites caring with discovery to make life better for people around the world. We were founded more than a century ago by a man committed to creating high-quality medicines that meet real needs, and today we remain true to that mission in all our work. Across the globe, Lilly employees work to discover and bring life-changing medicines to those who need them, improve the understanding and management of disease, and give back to communities through philanthropy and volunteerism. To learn more about Lilly, please visit us at www.lilly.com and http://newsroom.lilly.com/social-channels.

About Zymeworks Inc.

Zymeworks is a privately held biotherapeutics company that is developing best-in-class Azymetric™ bi-specific antibodies and antibody drug conjugates for the treatment of oncology, autoimmunity and inflammatory diseases. The company’s novel Azymetric™ and AlbuCORE™ platforms, and its proprietary ZymeCAD™ structure-guided protein engineering technology, enable the development of highly potent bi-specific antibodies and multivalent protein therapeutics targeted across a range of indications. Zymeworks is focused on accelerating its preclinical biotherapeutics pipeline through in-house research and development programs and strategic collaborations. More information on Zymeworks can be found at www.zymeworks.com.

About the Azymetric™ Platform

Bi-specific antibodies developed using the Azymetric™ platform resemble conventional mono-specific antibodies while incorporating two different Fab domains to bind to different antigens or drug targets. Azymetric™ antibodies spontaneously assemble into a single molecule comprising two unique heavy and light chain pairs and are manufactured using conventional monoclonal antibody processes. The Azymetric™ platform can be used to rapidly screen target and sequence combinations for bi-specific activities in the final therapeutic format, significantly shortening drug development timelines.

Contacts:

Keri McGrath Happe

Communications Manager

Eli Lilly and Company

T: +1-317-277-3768

E: mcgrath_happeks@lilly.com

David Poon, Ph.D.

Confidential

CONFIDENTIAL

Director, External R&D and Alliances

Zymeworks Inc.

T: +1 604 678 1388

E: info@zymeworks.com

This press release contains forward-looking statements about the research collaboration between Zymeworks and Lilly and reflects Lilly’s current beliefs. However, there are substantial risks and uncertainties in the process of drug research, development, and commercialization. There is no guarantee that the research collaboration will yield successful results or that either company will achieve the anticipated benefits. For further discussion of these and other risks and uncertainties, see Lilly’s filings with the United States Securities and Exchange Commission. Lilly undertakes no duty to update forward-looking statements.

Confidential